EXHIBIT 10.40
EXECUTION COPY
CONFIDENTIAL TREATMENT REQUESTED
STOCK PURCHASE AGREEMENT
by and among
PEROT SYSTEMS GOVERNMENT SERVICES, INC.
QSS GROUP, INC.
and
THE STOCKHOLDERS OF QSS GROUP INC.
December 18, 2006

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CONFIDENTIAL TREATMENT REQUESTED

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EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Sellers’ Legal Opinion
Exhibit C	VRP Termination and Release Agreement
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INDEX OF DISCLOSURE SCHEDULES

Schedule 2.3(b)(iii)	VRP Termination Payments (to be delivered 5 days prior to the Closing)
Schedule 2.3(b)(iv)	Special Closing Bonus Payments (to be delivered 5 days prior to the Closing)
Schedule 2.4(c)	Accounting Firms
Schedule 3.1	Jurisdictions – Qualified to do Business
Schedule 3.4	Options, Warrants, Convertible Securities
Schedule 3.5	Title to the Shares
Schedule 3.6(a)	Material Assets
Schedule 3.6(b)	Liens
Schedule 3.6(d)	Government Fixtures and Equipment
Schedule 3.6(e)	Sensitive Compartmented Information Facilities Lease Expiration
Schedule 3.7(b)	Insurance
Schedule 3.8	Conflict or Violation
Schedule 3.9	Governmental Consents
Schedule 3.10(a)	Financial Statements
Schedule 3.11(d)	Liabilities
Schedule 3.12	Past Investment
Schedule 3.13	Material Adverse Change
Schedule 3.14(a)	State and Local S Corporation Election(s)
Schedule 3.14(d)	State and Local Tax Return Filing Requirements
Schedule 3.14(e)	Tax Matters
Schedule 3.15	Litigation
Schedule 3.17	Permits
Schedule 3.18	Environmental Matters
Schedule 3.19(a)	Current Employees
Schedule 3.19(b)	Employee Claims
Schedule 3.19(d)	Employees with Security Clearances
Schedule 3.19(f)	Employee Agreements
Schedule 3.20(a)(i)	Employee Benefit Plans
Schedule 3.20(a)(ii)	Unaccrued Employee Benefits
Schedule 3.20(b)	Controlled Group Plans
Schedule 3.21(a)	Material Agreements
Schedule 3.21(b)	Breach, Violation or Default of Material Agreement
Schedule 3.21(c)	Material Agreements Terminating at or before the Closing
Schedule 3.21(d)	Material Agreement Representation
Schedule 3.22(a)	Current Government Contracts
Schedule 3.22(b)	Government Bids
Schedule 3.22(f)	Facility Security Clearances
Schedule 3.22(g)	Funding Limitations
Schedule 3.22(h)	Breach, Violation, Termination or Default of Government Contract or Subcontract
Schedule 3.22(j)	Teaming Agreements
Schedule 3.22(n)	Assignment of Government Contracts or Subcontracts
Schedule 3.22(p)	Status of Government Contracts and Subcontracts
Schedule 3.22(q)	Contract Liability

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Schedule 3.22(r)	Government Fixtures and Equipment
Schedule 3.22(s)	Defense Articles
Schedule 3.23	Material Customers
Schedule 3.24(a)	Intellectual Property
Schedule 3.24(b)	Licensed Intellectual Property
Schedule 3.24(c)	Proprietary Intellectual Property
Schedule 3.25	Key Employees
Schedule 3.27	Audits
Schedule 5.12	Customer Visits
Schedule 5.16(b)	Non-Solicitation of Employees
Schedule 5.20(b)	Required Withholdings
Schedule 6.1(c)(i)	Third Party Consents
Schedule 6.1(c)(ii)	Third Party Notices
Schedule 6.1(f)	Employee Releases
Schedule 6.1(j)	Terminated Employment Agreements
Schedule 6.1(o)	Certain Employee Claims
Schedule 7.1(d)	Certain Indemnification Matters
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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is made and entered into as of December 18, 2006, by and among Perot Systems Government Services, Inc., a Virginia corporation (“Buyer”), QSS Group, Inc., a Maryland corporation (the “Company”), Richard F. Bishop and the Richard F. Bishop Living Trust (together, “Bishop”), Frank F. Islam (together with Bishop, individually, a “Stockholder” and together, the “Stockholders”), and Frank F. Islam, in the capacity as the representative of all of the Stockholders (the “Stockholder Representative”). The Company and the Stockholders are referred to collectively herein as “Sellers”.
Background
     The Stockholders own all of the issued and outstanding capital stock of the Company.
     Buyer desires to purchase, and the Stockholders desire to sell, all of the shares of capital stock of the Company issued and outstanding as of the closing of such purchase and sale on the terms and subject to the conditions set forth in this Agreement.
     The Company will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and Buyer has requested that the Company enter into this Agreement as a condition to Buyer’s execution and delivery of this Agreement.
     In consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
Definitions
     “Affiliate” means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; for purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise; provided, however, that MSI and FI Investment Group, LLC. shall only be deemed to be an Affiliate of Frank F. Islam or the Company for purposes of Sections 3.21, 3.25, 3.28, 3.29 and 5.10 of this Agreement.
     “Agreement” means this stock purchase agreement.
     “Arbitrator” means a certified public accountant who is a partner or employee of one of the accounting firms listed on Schedule 2.4(c) and who shall be chosen by the Buyer and Stockholder Representative within three (3) Business Days after the expiration of the twenty (20) day joint determination period specified in Section 2.4(c). In the event that Buyer and the Stockholder Representative are unable to mutually agree upon an Arbitrator within such three (3) Business Day period, then, within five (5) Business Days thereafter, Buyer and the Stockholder Representative shall jointly engage the first accounting firm listed on Schedule 2.4(c), which firm shall choose in its discretion one of its certified public accountant partners or employees

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experienced in arbitration proceedings to serve as the Arbitrator. If the first accounting firm is unable to provide someone to serve as the Arbitrator, then Buyer and the Stockholder Representative shall proceed sequentially through the list in Schedule 2.4(c) until an accounting firm is found that can provide someone to serve as the Arbitrator. In the event that none of the firms listed in Schedule 2.4(c) can provide someone to serve as Arbitrator, then the Arbitrator shall be selected by the American Arbitration Association.
     “Asserted Tax Claim” has the meaning set forth in Section 8.2(a).
     “Asserted Tax Claim Proceeding” has the meaning set forth in Section 8.2(b).
     “AWR” has the meaning set forth in Section 8.1(a).
     “Bishop” means Richard F. Bishop together with the Richard F. Bishop Living Trust.
     “Bishop Employment Agreement” has the meaning set forth in Section 5.13.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.
     “Buyer” means Perot Systems Government Services, Inc.
     “Buyer Documents” has the meaning set forth in Section 4.2.
     “Buyer Parties” has the meaning set forth in Section 7.1.
     “Cash Balances” means an amount equal to all of the Company’s unrestricted cash and cash equivalents as of the Closing determined in accordance with GAAP based on the Company’s accounting books and records. For the avoidance of doubt, the amount of any Cash Balances shall be (i) reduced by the amount of any checks issued by the Company on or before the Closing whether or not any such checks remain in the possession of the Company as of the Closing and (ii) increased by the amount of any checks received by the Company on or before the Closing whether or not they have been deposited or have cleared any bank holding procedures.
     “Claim” has the meaning set forth in Section 7.5.
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Balance Sheet” has the meaning set forth in Section 2.4(b).
     “Closing Cash Balances” means the Cash Balances reflected on the Closing Balance Sheet.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Closing Debt” means the Debt reflected on the Closing Balance Sheet.
     “Closing Payment” has the meaning set forth in Section 2.3(b)(vi).

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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     “Closing Purchase Price Adjustment” has the meaning set forth in Section 2.4(b).
     “Closing Tangible Net Book Value” means the Tangible Net Book Value of the Company reflected on the Closing Balance Sheet.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the United States Internal Revenue Code of 1986, Title 26 of the U.S. Code (26 USC), as amended.
     “Company” means QSS Group, Inc.
     “Company 401(k) Plan” has the meaning set forth in Section 3.20(b)(iv).
     “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, business combination, or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of five percent or more of the assets used in the business of the Company; or (iii) any offer to purchase any of the Shares.
     “Confidential Information” has the meaning set forth in Section 5.11.
     “Confidentiality Agreement” has the meaning set forth in Section 9.9.
     “Controlled Group Plans” has the meaning set forth in Section 3.20(b).
     “Current Customer” means any Person that the Company provides or has provided products and/or services to under contract (including end-users) during the Look-Back Period.
     “Current Government Contract” means any Government Contract or Government Subcontract currently in effect or which has been active in performance during the three (3) year period ending on the Closing Date.
     “DCAA” means the Defense Contract Audit Agency.
     “Debt” means an amount, as of the Closing, equal to all of the Company’s debt for borrowed money, notes payable and all capital lease obligations (regardless of the materiality thereof), including the current and long term portions thereof, all determined in accordance with GAAP. For purposes of clarification, with respect to any capital lease obligations included as Debt, the Closing Date Balance Sheet shall include both the Liability and corresponding asset associated with such capital lease obligation.
     “Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including, without limitation, expenses for materials, subcontracts, consultants and travel.
     “Employee Plans” has the meaning set forth in Section 3.20(a).

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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     “Environmental Law” means any Laws or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment, (ii) the use, storage, generation, transportation, processing, production, release, or disposal of Hazardous Substances, or (iii) the protection or preservation of public health, in each case as amended and in effect on the date of the Closing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means the Company and each Person or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with the Company pursuant to Section 414 of the Code or Section 4001 of ERISA.
     “Escrow” has the meaning set forth in Section 2.3(b)(i).
     “Escrow Agent” has the meaning set forth in Section 2.3(b)(i).
     “Escrow Agreement” has the meaning set forth in Section 2.3(b)(i).
     “Estimated Balance Sheet” has the meaning set forth in Section 2.4(a).
     “Estimated Cash Balances” means the Cash Balances reflected on the Estimated Balance Sheet.
     “Estimated Debt” means the Debt reflected on the Estimated Balance Sheet.
     “Estimated Purchase Price Adjustment” has the meaning set forth in Section 2.4(a).
     “Estimated Tangible Net Book Value” means the Tangible Net Book Value of the Company reflected on the Estimated Balance Sheet.
     “FAR” means the Federal Acquisition Regulations.
     “Final Allocation Schedule” has the meaning set forth in Section 8.7(b).
     “Financial Statements” has the meaning set forth in Section 3.10.
     “GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the period or periods indicated.
     “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board, or other body of the United States or any of its respective States, or an agency of a foreign sovereign or agency of a provincial, regional or metropolitan government thereof.
     “Government Bid” means any proposal or offer, solicited or unsolicited, made by the Company prior to the Closing Date which, if accepted would result in a Government Contract.

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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     “Government Contract” means any contract between the Company and a Governmental Body, and any Government Subcontract.
     “Government Prime Contractor” means a third party who has engaged the Company to provide goods and/or services required under a contract such third party has entered into with a Governmental Body.
     “Government Subcontract” means any subcontract, joint venture, basic ordering agreement, or letter contract currently in effect between the Company and a Government Prime Contractor relating to a contract between such Government Prime Contractor and any Governmental Body.
     “Hazardous Substance” means any substance presently or hereafter listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any Environmental Law and any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation, lead, or polychlorinated biphenyls.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Holdback Amount” has the meaning set forth in Section 2.3(b)(i).
     “Indemnification Cap” has the meaning set forth in Section 7.3(a).
     “Indemnified Party” has the meaning set forth in Section 7.5.
     “Indemnification Threshold” has the meaning set forth in Section 7.3(a).
     “Indemnifying Parties” has the meaning set forth in Section 7.5.
     “Independent Accounting Firm” shall mean either Deloitte & Touche LLP (or Deloitte Tax LLP) or Ernst & Young LLP, as selected by the Stockholder Representative at such time as the engagement of an Independent Accounting Firm becomes necessary pursuant to the provisions of this Agreement; provided, however, that Buyer shall notify the Stockholder Representative if it or its Affiliates engage either firm as its or their independent auditor or primary tax advisor and in the event that both such firms have been so engaged in the prior two years, Stockholder Representative shall be allowed to select a different nationally recognized independent accounting firm.
     “Indirect Costs” means any fringe benefits, general and administrative expenses and overhead expenses.
     “Intellectual Property” has the meaning set forth in Section 3.24(i).
     “Interim Period” has the meaning set forth in Section 5.1.

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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     “IRS” means the Internal Revenue Service.
     “Key Employees” means each of the employees listed on Schedule 3.25.
     “Latest Balance Sheet” has the meaning set forth in Section 3.10.
     “Latest Balance Sheet Date” has the meaning set forth in Section 3.10.
     “Laws” has the meaning set forth in Section 3.16.
     “Leases” has the meaning set forth in Section 3.6(a).
     “Liabilities” has the meaning set forth in Section 3.11.
     “Lien” has the meaning set forth in Section 3.5; provided, however, that Lien shall not be deemed to include (i) Liens for Taxes, assessments or similar charges incurred in the Ordinary Course of Business that are not yet due and payable or are being contested in good faith; (ii) pledges or deposits made in the Ordinary Course of Business; (iii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the Ordinary Course of Business that are not yet due and payable or are being contested in good faith; or (iv) Liens incurred in connection with capital leases and purchase money financings solely with respect to properties so financed.
     “Look-Back Period” means the two (2) year period immediately preceding any attempted solicitation or diversion.
     “Losses” has the meaning set forth in Section 7.1.
     “Material Adverse Effect” means  any event, development, circumstance, change or effect that is materially adverse to the business, financial condition or results of operations of the Company, except for any such effects or changes arising out of or relating to (i) the announcement, existence or performance of this Agreement and the transactions contemplated hereby, (ii) changes in general economic or political conditions or the financial, credit or securities markets, as long as such changes do not substantially and disproportionately affect the Company, (iii) changes in Laws of any Governmental Body or interpretations thereof by any Governmental Body or changes in accounting rules applicable to the Company, (iv) changes affecting generally the industries in which the Company conducts business, as long as such changes do not substantially and disproportionately affect the Company, or (v) any outbreak or escalation of hostilities or war or any act of terrorism.
     “Material Assets” has the meaning set forth in Section 3.6(a).
     “Material Agreements” has the meaning set forth in Section 3.21(a).
     “Material Customer” has the meaning set forth in Section 3.23.
     “MSI” means Millennium Scan International, LLC, a Virginia limited liability company.

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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     “Net Tax Benefit” means an amount equal to the present value of the net reduction in the liability for Taxes of the Company during any period as a consequence of a Loss. The present value amount of the Net Tax Benefit shall be determined by: (i) using a discount rate equal to seven percent (7%), (ii) discounting back to the date on which the applicable indemnity payment is due, and (iii) assuming that the Net Tax Benefit is used to reduce net income after all other tax deductions, taking into account the receipt of the indemnity payment, and using such other reasonable assumptions regarding the date (or dates) on which such Net Tax Benefit will be realized.
     “NISPOM” means the National Industrial Security Program Operating Manual.
     “Non-Executing VRP Participant” has the meaning set forth in Section 2.3(b)(iii).
     “Option Failure” has the meaning set forth in Section 5.21.
     “Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice, of an amount and type that were ordinarily incurred in past periods, and if required by GAAP, fully reflected in the Financial Statements, and does not include the incurrence of any Liability that results from any breach or default (or event that with notice or lapse of time would constitute a breach or default) by the Company under any agreement binding on it.
     “Ordinary Course Taxes” means Taxes incurred in the Ordinary Course of Business and shall specifically exclude (i) any Taxes arising in connection with the transactions contemplated in this Agreement and (ii) any Taxes that are not comparable in type (taking into account the relevant jurisdiction), quantity and frequency with Taxes reflected in the Financial Statements except to the extent the Company has received a written assessment from any taxing authority that such Taxes are due and owing. Accordingly, any particular Sales Taxes would not be an Ordinary Course Tax unless the Financial Statements include a Sales Tax that is comparable in amount, type and frequency of payment that has been paid to the same jurisdiction or Seller determines that notwithstanding the lack of a written assessment it is appropriate to reflect a particular sales tax accrual.
     “Permits” has the meaning set forth in Section 3.17.
     “Person” means an individual, corporation, partnership, limited liability company, Governmental Body or other entity.
     “Pre-Closing Periods” has the meaning set forth in Section 8.1(d).
     “Prevailing Party” means, in connection with any arbitration, suit or other proceedings initiated pursuant to this Agreement (i) the party that initiated such proceeding and substantially obtained the relief it sought, either through a judgment or arbitration award or the losing party’s voluntary action before arbitration, trial, or judgment, (ii) the non-withdrawing party if the other party withdraws its action without substantially obtaining the relief it sought, or (iii) the party that did not initiate the proceeding if judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such proceeding.
     “Pro Rata Portion” has the meaning set forth in Section 2.3(a).
     “Prospective Customer” means any Person that has been solicited by the Company for the provision of products and/or services under contract during the Look-Back Period.
     “Purchase Price” has the meaning set forth in Section 2.3(a).
     “Purchase Price Adjustment” means any adjustment to the Purchase Price pursuant to Section 2.4.
     “Restrictive Period” shall mean, with respect to each Stockholder, the period of time beginning on the Closing Date and ending upon the later of (i) the third-year anniversary thereof or (ii) the one-year anniversary of such Stockholder’s termination of full-time employment with the Company.
     “Sales Taxes” means any sales, use or similar Taxes imposed by any state or local jurisdiction of the United States or by any territory or possession thereof.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Section 338(h)(10) Election” has the meaning set forth in Section 8.7(a).
     “Section 7519 Taxes” means the amount of Tax required to be paid by the Company to the IRS pursuant to provisions of Section 7519 of the Code with respect to the period covered by the Company’s Short Period Returns.
     “Sellers” mean the Stockholders and the Company.
     “Seller Documents” has the meaning set forth in Section 3.2.
     “Seller Transaction Costs” means an amount equal to all unpaid Liabilities as of the Closing relating to transaction costs and expenses incurred by or on behalf of the Sellers prior to the Closing arising from the negotiation, execution and performance of the transactions contemplated by this Agreement, including, without limitation any legal, accounting, broker and other professional fees.
     “Sellers’ Knowledge” means the actual knowledge of any Stockholder or any officer or other member of the senior management of the Company set forth on Schedule 2.3(b)(iii) hereto after reasonable internal inquiry and review concerning the particular subject matter.
     “Shares” has the meaning set forth in Section 3.4.
     “Short Period Returns” has the meaning set forth in Section 8.1(a).

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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     “Software” means computer software programs together with the source code, object code, executable code, routines, algorithms, class files, object files and other program listings, user manuals, technical manuals and supporting material, and other printed and electronic information.
     “Special Closing Bonus Payments” mean an amount equal to the aggregate sum, not to exceed the amount listed on Schedule 2.3(b)(iv), of all bonuses and similar payments to be paid to the individuals to be listed on Schedule 2.3(b)(iv), including applicable payroll withholdings, plus the employer portion of any Taxes related thereto, in connection with the transactions contemplated by this Agreement.
     “Stockholder” and “Stockholders” mean Bishop and Frank F. Islam, individually or together, as the case may be.
     “Stockholder Parties” has the meaning set forth in Section 7.2.
     “Stockholder Representative” means Frank F. Islam.
     “Stockholder Returns” has the meaning set forth in Section 8.2(a).
     “Straddle Period” has the meaning set forth in Section 8.1(b).
     “Straddle Period Return” has the meaning set forth in Section 8.1(b).
     “Tangible Net Book Value” means the book value of the Company’s tangible assets (net of depreciation or amortization), less the amount of Liabilities (excluding Debt and any Taxes other than Ordinary Course Taxes), determined in accordance with GAAP consistently applied in accordance with the Company’s past practices; provided that Liabilities shall not include (i) the amounts paid as Special Closing Bonus Payments, (ii) the amounts paid as VRP Termination Payments or (iii) any Liabilities that are paid on or prior to the Closing.
     “Target Tangible Net Book Value” means $[*].
     “Tax” or “Taxes” means any federal state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, value added, goods and services, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee, deposit or other like assessment or charge of any kind whatsoever (including payments made pursuant to Section 7519 of the Code), together with any interest, penalty or addition to tax, imposed by any Governmental Body.
     “Tax Claim Notice” has the meaning set forth in Section 8.2(a).
     “Tax Deposit” has the meaning set forth in Section 2.3(b)(i).
     “Tax Return” means any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.
     “Uncollected A/R” has the meaning set forth in Section 2.4(b)(iv).

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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     “VRP” means the Company’s Value Reward Program for Senior Executives.
     “VRP Escrow” has the meaning set forth in Section 2.3(b)(v).
     “VRP Holdback Amount” has the meaning set forth in Section 2.3(b)(v).
     “VRP Termination Payments” mean an amount equal to the aggregate sum, not to exceed the amount listed on Schedule 2.3(b)(iii), of all bonuses and similar payments to be paid to the individuals listed on Schedule 2.3(b)(iii), including applicable payroll withholdings, plus the employer portion of any Taxes related thereto, in connection with the transactions contemplated by this Agreement.
     “VRP Termination and Release Agreements” mean the receipts and releases executed by each individual listed on Schedule 2.3(b)(iii), by which each such individual acknowledges the termination of the VRP, accepts his respective VRP Payment in complete satisfaction of any and all claims he may have under the VRP and releases the Company from any further liability with respect to the VRP in a form substantially similar to the form attached hereto as Exhibit C.
     “WARN” means the Worker Adjustment and Retraining Notification Act, as amended.
ARTICLE II
Purchase of Shares
     2.1 Sale and Delivery of the Shares. Pursuant to the terms, and subject to the conditions set forth herein, Buyer hereby agrees to purchase from the Stockholders, and the Stockholders hereby agree to sell to Buyer, the Shares for the consideration set forth in Section 2.3.
     2.2 Closing Date. The closing (the “Closing”) of the sale and purchase of the Shares will take place at the Washington, DC office of Venable LLP, counsel to Buyer, at 10:00 a.m. local time on January 19, 2007, or at such other date, time and place as is mutually agreed among the parties unless this Agreement is terminated or, if all of the conditions to the obligations of the parties set forth in Article VI have not been satisfied or waived by January 19, 2007, and there is no agreement as to an alternative date among the parties, on the day which is two (2) Business Days following the date on which all such conditions have been satisfied or waived (such date and time of closing being herein called the “Closing Date”).
     2.3 Purchase Price and Payment of Purchase Price.
          (a) As consideration in full for the acquisition of the Shares from the Stockholders and subject to the terms and conditions of this Agreement, Buyer will pay or cause to be paid to or on behalf of the Stockholders an aggregate amount equal to $250,000,000, as such amount may potentially be adjusted at the Closing and after the Closing pursuant to Section 2.4 (such amount, as so adjusted, the “Purchase Price”). In the manner set forth in Section 2.3(b), the Purchase Price will be payable ratably to the Stockholders in accordance with their ownership percentage of the Shares as set forth on Schedule 3.5, each percentage amount being such Stockholder’s “Pro Rata Portion”.

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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          (b) On the Closing Date, Buyer shall:
               (i) Deposit an amount equal to the sum of (A) [*]Dollars ($[*]) plus (B) an amount (the “Tax Deposit”) determined by the Sellers in good faith with such determination provided to Buyer at least five (5) days prior to the Closing Date equal to the amount of Section 7519 Taxes (collectively, the “Holdback Amount”) into an interest bearing escrow (the “Escrow”) held pursuant to an escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”). The Escrow shall be held, maintained and disbursed by the escrow agent provided for in the Escrow Agreement (the “Escrow Agent”) and shall serve as security for the potential Purchase Price Adjustments described herein, for any potential claims of Buyer for indemnification under Article VII and Section 5.14 and as a source of funds for the Company to pay the Section 7519 Taxes to the IRS when due and payable. To the extent the Holdback Amount held in Escrow is not applied to or reserved for any such Purchase Price Adjustment, claims for indemnification or payment when due for the Section 7519 Taxes, it shall be released from the Escrow to the Stockholders on a pro rata basis, together with all accrued interest and other income earned thereon, on the date that is eighteen (18) months after the Closing Date in accordance with the terms of the Escrow Agreement; provided, however, that to the extent that the amount of the Tax Deposit is determined to be in excess of the amount of Section 7519 Taxes, such excess shall be distributed to the Stockholders from the Escrow on a pro rata basis within ten (10) days of such determination.
               (ii) Pay any unpaid Seller Transaction Costs to the Person to whom such unpaid amounts are owed that have not been paid by Sellers prior to the Closing and are identified on the Closing Certificate and Flow of Funds Memorandum delivered to Buyer pursuant to Section 2.3(c).
               (iii) Pay an amount equal to the sum of the VRP Termination Payments to the Company by wire transfer of immediately available funds, which, immediately thereafter, shall be paid at the Closing by the Company, net of withholdings set forth on Schedule 2.3(b)(iii), to the individuals listed on Schedule 2.3(b)(iii) who have executed their respective VRP Termination and Release Agreement on or prior to the Closing. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer an updated Schedule 2.3(b)(iii) listing opposite the name of each individual the amount of the award to which such individual is entitled under the VRP and, assuming such individual executes the VRP Termination and Release Agreement, the amount to be paid (or previously paid in accordance with Section 2.7) to such individual net of all applicable withholding amounts and payroll taxes. This updated Schedule 2.3(b)(iii) also shall list the employer portion of Taxes related to the payment of the VRP Termination Payments. If any individual listed on Schedule 2.3(b)(iii) does not execute and deliver the VRP Termination and Release Agreement to Buyer prior to or at the Closing (each such individual, a “Non-Executing VRP Participant”), then Buyer shall deposit the VRP Termination Payment to be paid to such Non-Executing VRP Participant into the VRP Escrow in accordance with Sections 2.3(b)(v) and 2.7.
               (iv) Pay an amount equal to the sum of the Special Closing Bonus Payments to the Company by wire transfer of immediately available funds, which immediately thereafter shall be paid at the Closing by the Company, net of withholdings set forth on Schedule 2.3(b)(iv), to the individuals listed on Schedule 2.3(b)(iv). Not less than five (5) Business Days

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prior to the Closing Date, the Company shall deliver to Buyer Schedule 2.3(b)(iv) listing the name of each individual to receive Special Closing Bonus Payments, the amount to be paid to each such individual net of all applicable withholding amounts and payroll taxes, and the employer portion of Taxes related to the Special Closing Bonus Payments.
               (v) If there are one (1) or more Non-Executing VRP Participants, deposit the sum equal to the aggregate amount(s) determined in good faith by the Sellers to be due and payable to such Non-Executing VRP Participant(s) under the VRP (such aggregate amount(s), the “VRP Holdback Amount”) into an interest bearing escrow (the “VRP Escrow”) held pursuant to the Escrow Agreement. The VRP Escrow shall be held, maintained and disbursed by the Escrow Agent and shall serve as a source of funds for payment to any such Non-Executing VRP Participants. To the extent that Buyer or the Company suffer or incur any Losses as a result of or relating to claims of the Non-Executing VRP Participants under the VRP in addition to the VRP Holdback Amount, then such Losses shall be payable from the Holdback Amount; provided, however, that the Stockholders shall restore all such payments in excess of the VRP Holdback Amount to the Holdback Amount pursuant to the provisions of Section 7.7.
               (vi) Pay each of the Stockholders his Pro Rata Portion of an amount (the “Closing Payment”) equal to the Purchase Price, as potentially adjusted pursuant to Section 2.4(a), minus the sum of the Holdback Amount, Seller Transaction Costs paid under Section 2.3(b)(ii), VRP Termination Payments, Special Closing Bonus Payments, and, if applicable, the VRP Holdback Amount. The Closing Payment will be made by wire transfer of immediately available funds to the account of the Stockholders specified in the certificate specified in Section 2.3(c).
          (c) Closing Certificate and Flow of Funds Memorandum. No less than five (5) Business Days prior to the scheduled Closing Date, the Stockholder Representative shall deliver to Buyer a certified statement signed by the Company and the Stockholder Representative setting forth the amount of unpaid Seller Transaction Costs, the amount of the Tax Deposit, the aggregate amount of the VRP Termination Payment (and the amount to be paid to each VRP participant at the Closing), the aggregate amount of the Special Closing Bonus Payments (and the amount to be paid to each recipient thereof at the Closing), the amount of the VRP Holdback Amount if applicable and the amount of the Closing Payment payable to each Stockholder, all in a form reasonably acceptable to Buyer. Such certificate shall also contain wire instructions for all of the forgoing payments (or instructions to pay certain amounts by check) and all of the other payments referenced in Section 2.3. Sellers agree to use their best efforts to pay all Seller Transaction Costs before the Closing in order to limit to the greatest extent possible the amount of any Seller Transaction Costs to be paid at or after the Closing. Within thirty (30) days of notification from Buyer (which notification shall include copies of invoices or such other reasonable detail of the applicable Seller Transaction Costs), the Stockholders shall reimburse Buyer for any and all Seller Transaction Costs paid by Buyer after the Closing.
     2.4 Potential Purchase Price Adjustments.
          (a) No less than five (5) Business Days prior to the scheduled Closing Date, the Company will prepare and furnish Buyer with a good faith estimate of the Closing Balance

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Sheet (the “Estimated Balance Sheet”) reasonably acceptable to Buyer, which will be prepared in accordance with Section 2.4(b) and in reasonable detail and accompanied by such financial information and methods of calculation as may reasonably be necessary for Buyer to understand the calculations included therewith. For purposes of calculating the Closing Payment, included with the Estimated Balance Sheet will be calculations of the Estimated Tangible Net Book Value, Estimated Cash Balances and Estimated Debt. The Purchase Price will be reduced at the Closing by the amount of Estimated Debt and will be increased or decreased, as the case may be, on a dollar-for-dollar basis to the extent the Estimated Tangible Net Book Value is greater or less than the Target Tangible Net Book Value; provided, however, an increase in the Closing Payment attributable to Estimated Tangible Net Book Value exceeding Target Tangible Net Book Value shall not exceed the amount of the Estimated Cash Balances. The net adjustment to the Closing Payment arising from the Estimated Debt, Estimated Tangible Net Book Value and Estimated Cash shall be referred to herein as the “Estimated Purchase Price Adjustment.”
          (b) Within 150 days after the Closing, Buyer will furnish the Stockholder Representative with a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) prepared by Buyer, which will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for the Stockholder Representative to evaluate the accuracy thereof. The Closing Balance Sheet will (i) be prepared by Buyer in accordance with GAAP, applied on a basis consistent with the Company audited financial statements as of September 30, 2005; (ii) be based solely on transactions arising or resulting solely from the operation of the Company’s business and will not include any amounts arising from Buyer’s acquisition of the Company (including, without limitation, any amounts paid by Buyer to or on behalf of the Sellers on or before the Closing, any Taxes resulting from this transaction, any Seller Transaction Costs, any VRP Termination Payments, any Special Closing Bonus Payments and any Holdback Amounts); (iii) exclude any assets that have been or will be assigned or distributed to the Stockholders in connection with this transaction; (iv) exclude any accounts receivable billed as of the Closing Date but not collected within 150 days after the Closing Date (the “Uncollected A/R”); and (v) exclude Taxes other than Ordinary Course Taxes. The Closing Balance Sheet also will set forth the calculation of Closing Tangible Net Book Value, Closing Cash Balances, Closing Debt, and if applicable, the “Closing Purchase Price Adjustment,” which shall mean the amount obtained employing the same methodology as used to determine the Estimated Purchase Price Adjustment, but using Closing Debt, Closing Tangible Net Book Value and Closing Cash amounts rather than Estimated Debt, Estimated Tangible Net Book Value and Estimated Cash amounts. Buyer shall use commercially reasonable efforts to furnish the Closing Balance Sheet as soon as practicable within such 150-day period after the Closing, but in the event Buyer, using such efforts, is not able to furnish the Closing Balance Sheet within such period, the Parties agree that the time period for delivery of the Closing Balance Sheet shall be extended to the extent reasonably necessary for (i) Buyer to determine the proper amount of any asset or liability of the Company that may not have been correctly recorded by the Company in past periods and (ii) Buyer to obtain and incorporate into the Closing Balance Sheet such information from the Stockholder Representative as may be reasonably necessary to complete the Closing Balance Sheet, which information shall be furnished in a timely manner. Buyer will notify the Stockholder Representative in writing as soon as reasonably practicable if it determines that it will not be able to furnish the Closing Balance Sheet within such 150-day period and will include in such notice a list of all information required from the Stockholder Representative as may be reasonably

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necessary to complete the Closing Balance Sheet. With respect to any failure to timely provide the Closing Balance Sheet to the Stockholder Representative, the Stockholders will receive only actual damages (if any) caused by such failure. Buyer shall cooperate with the Stockholder Representative in furnishing information, documents and such other assistance as is reasonably requested by the Stockholder Representative to facilitate its review of the Closing Balance Sheet. The Stockholder Representative will have a period of forty-five (45) days after receipt of the Closing Balance Sheet to notify Buyer in writing of their election to accept or reject (and in the case of a rejection, there must be included in such notice the reasons for rejection in reasonable detail) the Closing Balance Sheet and any Closing Purchase Price Adjustment determined therefrom. In the event no written notice is received by Buyer during such forty-five (45)-day period, Buyer’s calculation of Closing Tangible Net Book Value, Closing Cash Balances, Closing Debt, and any Closing Purchase Price Adjustment will be deemed accepted by the Stockholder Representative and final and binding on the parties hereto. In the event that any document or action required to be delivered or taken by the Stockholder Representative as a prerequisite to the delivery of a report on the Closing Balance Sheet is not timely delivered or taken, such failure shall be deemed to be a rejection of the Closing Balance Sheet by the Stockholder Representative and the provisions of Section 2.4(c) shall apply.
          (c) In the event the Stockholder Representative timely and duly rejects Buyer’s Closing Balance Sheet and any Closing Purchase Price Adjustment, Buyer and the Stockholder Representative will promptly (and in any event within twenty (20) days following the date upon which the Stockholder Representative rejects Buyer’s Closing Balance Sheet) attempt to make a joint determination of the Closing Balance Sheet and any Closing Purchase Price Adjustment. If the Stockholder Representative and Buyer are able to jointly determine the Closing Balance Sheet, any Closing Purchase Price Adjustment amount resulting therefrom will be made immediately after such determination and will be final and binding on the parties hereto. If the parties are unable to agree upon the final determination of the Closing Balance Sheet within such twenty (20)-day period, then Buyer and the Stockholder Representative will submit the issues in dispute to the Arbitrator, who will act as the sole arbitrator of the issues in dispute. The determination by the Arbitrator will be final and binding upon the parties. The Arbitrator, in the Arbitrator’s sole discretion, will allocate the fees and expenses of the accountants and the Arbitrator to the Stockholders and Buyer.
          (d) To the extent the amount of the Estimated Purchase Price Adjustment is different than the amount of the Closing Purchase Price Adjustment (determined in accordance with either Section 2.4(b) or Section 2.4(c), as the case may be), then either the Buyer shall pay or refund the Stockholders or the Stockholders, on a pro rata basis, shall pay or refund the Buyer, as the case may be, such amount as is necessary to cause the amount by which the Closing Payment was adjusted using the Estimated Purchase Price Adjustment to equal the amount by which the Closing Payment would have been adjusted using the Closing Purchase Price Adjustment. By way of example, if the Estimated Purchase Price Adjustment resulted in a decrease of the Closing Payment by $500,000 and use of the Closing Purchase Price Adjustment rather than the Estimated Purchase Price Adjustment would have resulted in an increase of the Closing Payment by $1,000,000, then the Buyer shall pay the Stockholders an amount equal to $1,500,000 pursuant to this Section 2.4(d). In addition, within thirty (30) days of notification from Buyer (which notification shall include copies of invoices or such other reasonable detail of the applicable Seller Transaction Costs), the Stockholders shall reimburse Buyer for any and all

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Seller Transaction Costs paid by Buyer after the Closing. Any amount up to [*] Dollars ($[*]) payable by the Stockholders in the aggregate under this Section 2.4(d) shall be paid out of the Holdback Amount. Any amount in excess of [*] Dollars ($[*]) payable by the Stockholders in the aggregate under this Section 2.4(d) shall be paid by the Stockholders to the Buyer in accordance with Section 2.4(e).
          (e) Any amounts required to be paid by one party to the other pursuant to Section 2.4(d) shall be treated as a Purchase Price Adjustment. Any payments due to Buyer pursuant to Section 2.4(d) shall be paid out of the Holdback Amount and/or by the Stockholders, as applicable, to Buyer in immediately available funds within three (3) Business Days after final determination of the Closing Purchase Price Adjustment. Any payments due to the Stockholders shall be paid by Buyer to the Stockholders in immediately available funds within three (3) Business Days after final determination of the Closing Purchase Price Adjustment in accordance with each Stockholder’s Pro Rata Portion.
          (f) In the event that the Closing is to occur on other than a month-end, the Buyer and the Stockholders shall in good faith attempt to agree on reasonable mid-month closing accounting procedures and conventions.
          (g) Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Stockholders such amounts as Buyer or the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders in respect of which such deduction and withholding was made by the Company.
     2.5 Closing Deliveries. At the Closing:
          (a) Buyer will deliver to the Stockholders the Closing Payment by wire transfer of immediately available funds and will delver to the Company the amount of any VRP Termination Payments and Special Closing Bonus Payments payable at the Closing by wire transfer of immediately available funds.
          (b) Buyer will deliver to the Escrow Agent (i) the Holdback Amount, and (ii) if applicable, the VRP Holdback Amount by wire transfer of immediately available funds and Buyer, the Stockholders and the Escrow Agent will deliver the Escrow Agreement.
          (c) The Stockholders will deliver to Buyer certificates representing all of the Shares to be purchased by Buyer, together with duly executed stock powers for transfer.
          (d) Each director and officer of the Company will deliver to Buyer his or her written resignation from such office unless otherwise requested by Buyer.
          (e) The Company will have delivered to Buyer a closing certificate executed by an executive officer of the Company, in form and substance reasonably satisfactory to Buyer, attached to which are the original articles of incorporation, bylaws, minute books, stock ledger

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and other ownership records of the Company, and the “good standing” certificates evidencing the matters included in Section 3.1.
          (f) Sellers will deliver to Buyer the other Seller Documents in form and substance reasonably satisfactory to Buyer.
          (g) Buyer will deliver to Sellers the other Buyer Documents in form and substance reasonably satisfactory to Sellers.
          (h) Sellers will deliver to Buyer the VRP Termination and Release Agreements as have been received from the individuals listed on Schedule 2.3(b)(iii), duly executed by the Company and each such individual, and a list of Non-Executing VRP Participants.
          (i) Sellers will deliver to Buyer a copy of IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, executed by each Stockholder.
     2.6 Section 338(h)(10) Election. Buyer and Sellers agree that Sellers shall take, or cause to be taken, any and all action necessary and to do, or cause to be done, or to execute, or cause to be executed, such documents as may be necessary or desirable to effect any Section 338(h)(10) Election, with respect to Buyer’s acquisition of all of the capital stock of the Company, in accordance with the provisions of Section 8.7.
     2.7 VRP Termination Payments. Prior to the Closing, the Company shall determine the amounts that the individuals set forth on Schedule 2.3(b)(iii) are to receive as VRP Termination Payments and any conditions to be satisfied by such individuals in connection therewith. At least five (5) Business Days prior to the Closing, the Company shall deliver to each participant a copy of such participant’s VRP Termination and Release Agreement that includes the amount determined by the Company to be due and payable to such VRP Participants under the VRP. The Company will deliver the updated Schedule 2.3(b)(iii) to Buyer with the amounts, if any, that each of such individuals is to receive at least five (5) days prior to the Closing along with copies of the VRP Termination and Release Agreement delivered to the participants as described above. The Company may pay a VRP Termination Payment to an individual listed on the updated Schedule 2.3(b)(iii) immediately prior to the Closing, subject to the Company obtaining and delivering to Buyer prior to such payment a duly executed VRP Termination and Release Agreement from such individual. If there are any Non-Executing VRP Participants as of the Closing, then the VRP Holdback Amount shall be deposited in the VRP Escrow and held and disbursed in accordance with the Escrow Agreement. The Parties agree and understand that the Company shall have the responsibility and authority to obtain the VRP Termination and Release Agreements prior to the Closing and that the Stockholder’s Representative shall continue to have such responsibility and authority for up to eighteen (18) months after the Closing with respect to any Non-Executing VRP Participants so long as he continues to actively negotiate and attempt to obtain said VRP Termination and Release Agreement(s). At the expiration of the eighteen month period or in the event that the Stockholders Representative fails to actively negotiate and attempt to obtain any outstanding VRP Termination and Release Agreements, the Parties agree that any such VRP Participants shall be treated as third parties having Claims against the Company and the disposition of such

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Claims shall be further subject to the provisions of Section 7.6; provided, however, that when all VRP Termination and Release Agreements have been obtained and, if applicable, all Claims related to the VRP Termination Payments have been fully and finally settled, any funds remaining in the VRP Holdback shall be distributed to the Stockholders on a pro rata basis.
     2.8 Special Closing Bonus Payments. Prior to the Closing, the Company shall determine the amounts that the individuals to be set forth on Schedule 2.3(b)(iv) are to receive as a one-time discretionary bonus in connection with closing of the transaction. The names of the individual recipients and the amounts each of them is to receive at the Closing will be provided to Buyer at least five (5) Business Days prior to the Closing.
ARTICLE III
Representations and Warranties of Sellers
     Sellers, jointly and severally, represent and warrant to Buyer as follows:
     3.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of its organization. The Company has full power to own its properties and to conduct its business as presently conducted. The Company is duly authorized or qualified to do business as a foreign corporation and is in good standing in each State or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such authorization or qualification necessary, except in such States or other jurisdictions where failure to be so authorized or qualified could not reasonably be expected to have a Material Adverse Effect. The Company is required to be qualified to do business as a foreign corporation only in the jurisdictions set forth on Schedule 3.1. Set forth on Schedule 3.1 is a list of all assumed names under which the Company operates and all jurisdictions in which any of the assumed names are registered.
     3.2 Authority. Each Seller has all requisite power and authority, corporate, shareholder or otherwise, to execute, deliver, and perform under this Agreement and the other agreements, certificates, and instruments to be executed by it in connection with or pursuant to this Agreement (together with this Agreement, the “Seller Documents”). The execution, delivery, and performance by each Seller of each Seller Document to which it is a party has been duly authorized by all necessary action, corporate, shareholder or otherwise, on the part of such Seller. This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by each Seller party thereto. This Agreement is, and upon execution and delivery, each of the other Seller Documents will be, a legal, valid, and binding agreement of each Seller party thereto, enforceable against such Seller in accordance with their respective terms.
     3.3 Organic Documents. The Company has provided Buyer a true, correct, and complete copy of the Company’s articles of incorporation, bylaws, minute books, stock ledger and other ownership records. Such corporate records include minutes or consents reflecting all actions taken by the directors (including any committees) and stockholders of the Company.
     3.4 Capitalization. The authorized capital stock of the Company consists solely of (i) three million (3,000,000) shares of common stock, par value $0.03333 per share, of which

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2,354,000 shares are issued and outstanding (such issued and outstanding shares, the “Shares”). All of the Shares are validly issued, fully paid and non-assessable and were issued free and clear of preemptive or similar rights. As of the Closing, the Shares constitute all of the issued and outstanding capital stock of the Company. Except as set forth on Schedule 3.4, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company, the Stockholders or any other person or entity to issue or sell any securities or ownership interests in the Company. Except as set forth on Schedule 3.4, there are no stockholders’ agreements, voting agreements, voting trusts or similar agreements binding on any Stockholder’s interests in the Company or applicable to any of the Shares. All of the outstanding securities of the Company have been offered and sold in compliance with all applicable securities Laws.
     3.5 Title to the Shares. The Stockholders own the Shares of record and beneficially in the share amounts set forth on Schedule 3.5 free and clear of any Liabilities, obligations, liens, claims, charges, mortgages, spousal interests (community or otherwise), security interests, assignment of rights or interests, encumbrances or contingencies of any nature (collectively, “Liens”). Upon the sale of the Shares to Buyer at the Closing, Buyer will acquire the entire legal and beneficial interest in all of the Shares free and clear of any Liens.
     3.6 Title to Tangible Assets.
          (a) Set forth in Schedule 3.6(a) is a complete list (including the street address, where applicable) of all real property leased by the Company (the “Leases”). The Company has provided Buyer with a list of items of personal property owned by or used in the business of the Company having a book or market value in excess of $5,000 (together with the real property on Schedule 3.6(a), the “Material Assets”).
          (b) The Company has good and marketable title to all of the Material Assets it owns and holds a valid leasehold interest in all leased assets that are included within the Material Assets. The Material Assets (including its rights under the Material Agreements and Government Contracts and Government Subcontracts) are free and clear of any Liens, other than the Liens described in Schedule 3.6(b). Any Liens on the Material Assets to remain after the Closing are specifically identified on Schedule 3.6(b).
          (c) The Company does not own, nor has it owned at any time in the past, any real property or, except for the Leases, any interest in real property.
          (d) Except as set forth on Schedule 3.6(d), no equipment or fixtures have been loaned, bailed or otherwise furnished to or held by the Company by or on behalf of any Governmental Body.
          (e) Except as set forth on Schedule 3.6(e), the Company’s Sensitive Compartmented Information Facilities have lease expiration dates that extend through the term of the applicable Government Contracts and Government Subcontracts to which they relate.
     3.7 Sufficiency of Assets; Insurance.

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          (a) The Material Assets constitute all tangible assets reasonably necessary for the conduct of the business of the Company as now conducted. The Company’s tangible assets are in good condition and repair, ordinary wear and tear excepted, and (where applicable) are in good working order and have been properly and regularly maintained in all material respects.
          (b) Schedule 3.7(b) sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, errors and omissions, general liability and other forms of insurance, including title insurance, owned or maintained by the Company. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy.
     3.8 No Violation. Except as described in Schedule 3.8, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated by the Seller Documents, including without limitation the sale of the Shares to Buyer, will conflict with or result in the breach of any term or provision of, or violate or constitute a default under (or an event that with notice or lapse of time or both could constitute a breach or default), or result in the creation of any Lien on the Shares or any Material Assets or any dissenters or similar rights pursuant to, or relieve any third party of any obligation to the Company, or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Government Contract, Government Subcontract or Government Bid, Material Agreement, Permit or material Law to which the Company is a party or by which the Company or any Material Asset is in any way bound or obligated, or to Sellers’ Knowledge, create an organizational or other conflict of interest regarding any Government Contract, Government Subcontract or Government Bid. No Seller nor any other Person having colorable authority to bind the Company or to enter into any obligation with respect to the Company or its assets has entered into any agreement, arrangement or understanding that purports to grant to any Person any right to approve of, or consent to any transaction contemplated by this Agreement or that alters or accelerates any material obligation of the Company or adversely affects the Shares or any Material Assets upon the consummation of the transactions contemplated by this Agreement.
     3.9 Governmental Consents. Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act and except as set forth in Schedule 3.9, no consent, approval, novation, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Body is required on the part of Sellers in connection with the sale of the Shares to Buyer or any of the other transactions contemplated by the Seller Documents.
     3.10 Financial Statements. Attached as Schedule 3.10(a) are true and complete copies of (a) the unaudited consolidated balance sheet of the Company (the “Latest Balance Sheet”) as of September 30, 2006 (the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of income and cash flows of the Company for the fiscal year then ended, and (b) the audited consolidated balance sheets of the Company as of September 30, 2004, and September 30, 2005, and the related audited consolidated statements of income and cash flows of the Company for the fiscal years then ended (clauses (a) and (b) collectively, the “Financial Statements”). The Financial Statements present fairly the financial condition of the Company at

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the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP, consistently applied, subject in the case of the unaudited statements to the absence of footnote disclosure, accompanying notes and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, which are not material individually or in the aggregate, and further subject in the case of the September 30, 2006, unaudited statements to the absence of accruals for the VRP Termination Payments and the Special Closing Bonus Payments. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated in the Financial Statements. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions, and dispositions of assets by, and incurrence of liabilities by the Company; provided that the September 30, 2006, financial statements may not reflect accruals for the VRP Termination Payments or the Special Closing Bonus Payments.
     3.11 Limitation on Liabilities; Absence of Undisclosed Liabilities. The Company does not have any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown and whether or not of a nature that would be required, if known, to be disclosed, reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto (collectively, “Liabilities”), except for (a) Liabilities set forth on the Latest Balance Sheet or any notes thereto, (b) Liabilities incurred in, or as a result of, the Ordinary Course of Business since the Latest Balance Sheet Date through the Closing, (c) Liabilities incurred in the Ordinary Course of Business under Material Contracts, Government Contracts and Government Subcontracts), (d) Liabilities set forth on Schedule 3.11(d) and other Liabilities that are individually or in the aggregate immaterial, or (e) Liabilities incurred solely in connection with the transaction contemplated in this Agreement.
     3.12 Subsidiaries and Investments. The Company does not own or hold, and, except as set forth on Schedule 3.12, has not since its inception owned or held, any direct or indirect equity or debt interest or any form of ownership interest in any Person, including without limitation any Person in which the Company directly or indirectly beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person or any option or other right to acquire any such interest.
     3.13 Absence of Material Adverse Change. Since the Latest Balance Sheet Date, except as expressly contemplated by this Agreement or as set forth on Schedule 3.13, there has not been (a) any change, event or other condition that could reasonably be expected to result in a Material Adverse Effect; (b) any declaration, setting aside, or payment of any dividends or distributions in respect of any securities of the Company (other than cash dividends or distributions that will have been paid to the Stockholders, on a pro rata basis, prior to Closing and will be given effect to on the Estimated Balance Sheet) or any redemption, purchase, or other acquisition by the Company of any of its securities; (c) any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any security holder of the Company (other than cash dividends or distributions that will have been paid to the Stockholders, pro rata, in proportion to their respective shares in the Company prior to the Closing and will be given effect to on the Estimated Balance Sheet); (d) any revaluation by the Company of any of its assets, including, without limitation, the writing

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down or off of notes or accounts receivable, other than in the Ordinary Course of Business; (e) any entry by the Company into any commitment or transaction material to the Company, including, without limitation, incurring or agreeing to incur capital expenditures in excess of $25,000, individually or in the aggregate; (f) any increase in indebtedness for borrowed money other than working capital borrowing in the Ordinary Course of Business; (g) any breach or default (or event that with notice or lapse of time could constitute a breach or default), termination, or threatened termination under any Material Agreement, Government Contract or Government Subcontract by the Company, or, to the Sellers’ Knowledge, by any third party; (h) any change by the Company in its accounting methods, principles, or practices; (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, employees, or consultants of the Company other than bonuses and salary increases to employees other than the Stockholders in the Ordinary Course of Business; (j) the termination of employment (whether voluntary or involuntary) of any officer or Key Employee of the Company or the termination of employment (whether voluntary or involuntary) of employees of the Company materially in excess of historical attrition in personnel; (k) any material theft, condemnation, or eminent domain proceeding or any material damage, destruction, or casualty loss affecting any asset used in the business of the Company not adequately covered by insurance; (l) any sale, assignment, or transfer of any Material Asset or any provision of services that are not provided in the Ordinary Course of Business; (m) any waiver by the Company or the Stockholders of any material rights related to the Company’s business, operations, or assets; (n) any other transaction, agreement or commitment entered into or affecting the Company’s business, operations, or assets, except in the Ordinary Course of Business; or (o) any agreement or understanding to do or resulting in any of the foregoing.
     3.14 Taxes.
          (a) Since October 1, 1994, the Company is and has been and will be at all times through the Closing Date, an “S” corporation within the meaning of Section 1361(a) of the Code and within the meaning of analogous state or local provisions in the jurisdictions set forth on Schedule 3.14(a) except to the extent that the “S” status of the Company is terminated as a result of the purchase of Shares or the Section 338(h)(10) Election contemplated by this Agreement. Other than in connection with this Share purchase, none of the Sellers has taken or omitted or caused to be taken or omitted to take any actions which could cause the Company to cease to be treated as an “S” corporation for federal and applicable state and local income Tax purposes.
          (b) All federal, state, local, and other Tax Returns required to be filed by the Company relating to or involving transactions with the Company are true, complete and correct in all material respects and were prepared in compliance with applicable Laws and duly and timely filed, and all Taxes required to be paid, or required to be collected by the Company and remitted to a taxing authority, with respect to the periods covered by any such Tax Returns have been timely paid, except to the extent that such failure to file or pay is covered by a reserve on the Financial Statements or has been taken into account in computing a purchase price adjustment under Section 2.4 of the Agreement. In particular, none of the foregoing Tax Returns contains any position which is or would be subject to penalties under Section 6662 of the Code

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(or any corresponding provision of state or local Law). Furthermore, the Company has not entered into any arrangements that are considered a “reportable transaction” as determined by Treasury Regulation § 1.6011-4. No Tax deficiency has been proposed or assessed against the Company and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any Tax, which Tax has not been paid. No Tax audit, action, suit, proceeding, investigation, or claim is now pending or, to the Sellers’ Knowledge, threatened against the Company, and, within the past three years, no issue has been raised in writing to the Company in any examination by a taxing authority with regard to any income or any material non-income Taxes which is expected to result in the assertion of a Tax deficiency against the Company for any Tax periods ending after the Closing Date. The Company has complied in all material respects with all applicable Laws related to the withholding of Taxes except to the extent that such failure to file or pay is covered by a reserve on the Financial Statements or is reflected in the liabilities set forth on the Closing Balance Sheet.
          (c) To the extent required by GAAP, the most recent audited Financial Statements for the Company reflect an adequate reserve, established in accordance with GAAP, for all Tax Liabilities of the Company for all taxable periods and portions thereof through the date of such Financial Statements, and, since the date of the Financial Statements, there has not been any material change in the tax accounting methods followed by the Sellers in respect of the Company (other than such changes that have been required by Law or GAAP or that have been caused by the purchase of Company Shares or the Section 338(h)(10) Election contemplated by this Agreement), and in the case of Taxes owed as of the date hereof, to the extent required by GAAP an adequate reserve is (and until the Closing Date will continue to be) reflected in the accruals for Taxes payable on the most recent balance sheets of the Company assuming such reserve is adjusted for the passage of time and in accordance with past custom and practice of the Company, other than accruals established to reflect timing differences and accruals reflected only in the notes thereto.
          (d) Schedule 3.14(d) lists each state, local, county, municipal or foreign jurisdiction in which the Company files or is or has been determined by any Governmental Body to be required to file a Tax Return or is or has been determined by a Governmental Body to be liable for any Tax on a “nexus” basis at any time for a taxable period for which the statute of limitations has not expired.
          (e) Except as set forth on Schedule 3.14(e), or to the extent reflected in the Financial Statements or the Closing Balance Sheet, (1) no claim in writing has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is subject to taxation by that jurisdiction; (2) there are no Liens on any assets of the Company that arose in connection with any failure to pay any Tax required to have been paid; (3) the Company is not a party to any Tax allocation or sharing agreement relating to Taxes imposed on a consolidated, combined, unitary or similar basis on members of a group of entities that include the Company; (4) the Company (x) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (y) is not liable for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (5) the Company will not be required to include any item of income in (or with respect to clause (ii) below, exclude any item of deduction from) taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in

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method of accounting agreed to by the Company on or before the Closing Date or required to be made for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) other than any such change arising in connection with the purchase of Company Shares or the Section 338(h)(10) Election contemplated by this Agreement, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) by reason of the receipt before the Closing Date of any prepaid amounts; and (6) no taxes have been or will be for periods through the Closing Date, including the consequences of the Section 338(h)(10) Election, imposed on the Company pursuant to Sections 1374 or 1375 of the Code.
          (f) The Company has delivered or made available to Buyer (i) complete and correct copies of all Tax Returns of the Company, and of all examination reports and statements of deficiencies assessed against or agreed to by the Company for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, or pending ruling requests submitted by, received by, agreed to by or on behalf of the Company with respect to any audit, investigation, examination or other administrative procedure related to Taxes that is currently pending.
          (g) The Stockholders have provided Buyer access to all opinions issued by law firms or accountants provided to the Company or the Stockholders, all work papers in the possession of the Company or the Stockholders and any other materials in the possession of the Company or the Stockholders that address the qualification of the Company as an S corporation.
          (g) The Company does not have, and since October 1, 1994, has not had, any subsidiaries.
     3.15 Litigation. Except as described in Schedule 3.15, there are no pending or, to the Sellers’ Knowledge, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations by any Person against or relating to the Company or any of its directors, officers, employees, agents, or Affiliates (in their capacities as such), or to which any of the Shares are subject or relating to the transactions contemplated by this Agreement or the consummation thereof, nor, to the Sellers’ Knowledge, is there any basis therefore. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction, or decree.
     3.16 Compliance with Laws. Except as set forth on Schedule 3.20(b), the Company is currently complying in all material respects with, and has at all times complied in all material respects with, each applicable statute, law, ordinance, code, decree, order, permit, judgment, requirement, rule, or regulation of any Governmental Body, including without limitation, all federal, state, and local laws, and the applicable laws of any foreign jurisdiction, relating to zoning and land use, occupational health and safety, product quality and safety and employment and labor matters (collectively, “Laws”).

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     3.17 Permits. The Company owns or possesses all right, title and interest in all material permits, licenses, authorizations, approvals, quality certifications, franchises, or rights issued by any Governmental Body necessary to conduct the business of the Company as currently conducted (collectively, “Permits”). Each of such Permits is listed and described in Schedule 3.17. No loss or expiration of any Permit on Schedule 3.17 will result from the transactions contemplated by this Agreement and no loss or expiration of any Permit listed on Schedule 3.17 is otherwise pending or, to the Sellers’ Knowledge, threatened, or reasonably foreseeable, other than expiration of such Permits in accordance with their terms that may be renewed in the Ordinary Course of Business without lapsing.
     3.18 Environmental Matters. Without limiting the generality of the other representations and warranties set forth in this Article III, except as could not reasonably be expected to have a Material Adverse Effect and as described in Schedule 3.18, (i) the Company has conducted its business in compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any Environmental Laws for the operation of the Company’s business; (ii) to the Sellers’ Knowledge, no Hazardous Substances are present on any Real Property; (iii) Sellers have not received any notices, demand letters, or requests for information from any Governmental Body or other Person indicating that the Company is or may be in violation of, or liable under, any Environmental Law or relating to any of the Material Assets or former material assets of the Company; (iv) no reports have been filed, or are required to be filed, by (or relating to) the Company concerning the release or threatened release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported by the Company in violation of any applicable Environmental Law to or from any Real Property or as a result of any activity of Sellers; (vi) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or for or which are in the possession of Sellers relating to the activities of the Company or any of the Real Property that have not been delivered or disclosed to Buyer; (vii) to the Sellers’ Knowledge, there are no underground storage tanks on, in, or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property; (viii) to the Seller’s Knowledge, there is no asbestos present in any of the Real Property, and no asbestos has been removed from any of the Real Property; (ix) neither the Company nor any Material Assets are subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, or claim asserted or arising under any Environmental Law; (x) to the Sellers’ Knowledge, no Hazardous Substance is present and there are no violations of any Environmental Laws involving property adjacent to the Real Property; and (xi) the Company has not used any of the Material Assets or any other assets or premises of the Company for the handling, treatment, storage or disposal of any Hazardous Substances.
     3.19 Employee Matters.
          (a) Set forth on Schedule 3.19(a) is a complete list of all current employees of the Company, including category (e.g., regular, full-time, temporary, part-time, etc.), date of employment, current title, compensation, the date and amount of last increase in compensation, accrued vacation and any accrued bonuses payable to such employee. The Company does not have any collective bargaining, union, or labor agreements, contracts, or other arrangements with

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any group of employees, labor union, or employee representative and, to the Sellers’ Knowledge, there is no organization effort currently being made threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and, to the Sellers’ Knowledge, there is no basis for any strike, material labor trouble, work stoppage, slow down, or other interference with or impairment of the business of the Company. To the Sellers’ Knowledge, no employee of the Company is subject to any agreement or obligation that restricts or limits his or her ability to compete or to devote his or her full talents and efforts to the Company after the Closing.
          (b) Except as listed in Schedule 3.19(b), the Company is not subject to any currently pending or to the Sellers’ Knowledge, threatened, material claims, charges, demands or suits arising under or based upon wages, commissions or benefits owed; covenants of fair dealing and good faith; material claims for torts, including but not limited to defamation, intentional infliction of emotional distress, negligence and any other wrongful conduct; material claims for wrongful discharge or retaliation; material claims under the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1873, the Family Medical Leave Act of 1993, the Age Discrimination in Employment Act, ERISA, WARN, COBRA. To the Sellers’ Knowledge, the Company is not the subject of any currently ongoing, or to the Sellers’ Knowledge, threatened investigations or audits by any Governmental Body for employment-related violations, including any investigations or audits by or on behalf of the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the IRS, Department of Labor or any analogous Governmental Body.
          (c) Except as set forth on Schedule 3.20(b), the Company is and has been in material compliance with all applicable employment-related Laws. To the extent permitted by Law, the Company has made available to Buyer any and all documents required to be kept by the Company pursuant to any Laws governing employment, including EEO-1 statements, resumes, applications, employee handbooks, personnel files, I-9 forms and employee medical records.
          (d) Set forth on Schedule 3.19(d) is (i) a complete list of all current regular, full time and/or permanent employees of the Company that hold security clearances other than top secret, indicating the type of security clearance held by each employee, and (ii) the aggregate number of current regular, full time and/or permanent employees that hold security clearances of top secret or higher.
          (e) Except for the payments to be set forth on Schedules 2.3(b)(iii)-(iv), the Company has not paid nor is obligated to pay any retention or change of control bonuses. Schedules 2.3(b)(iii) and 2.3(b)(iv), respectively, will list the aggregate sum of all bonuses and similar payments to be paid to the individuals listed on those schedules in the amounts specified therein, any Taxes related thereto.
          (f) Except as set forth on Schedule 3.19(f), there are no employment agreements, written or oral, between the Company and any employee, and all such employees are employed on an “at will” basis.
     3.20 Employee Benefit Plans.

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     (a) Set forth in Schedule 3.20(a)(i) is a complete list of all “employee benefit plans” (as defined in Section 3(3) ERISA), all plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs), and all other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment, fringe benefit, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow, or other agreement related thereto, which (i) is maintained or contributed to by the Company, or with respect to which the Company has or may have any Liability or (ii) provides benefits to any director, former director, consultant, former consultant, officer, employee, former officer, or former employee of the Company, or the dependents of any of the foregoing, regardless of whether funded (collectively, the “Employee Plans”). Except as disclosed on Schedule 3.20(a)(ii), no legally binding representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year or for retiree coverage under any such plan (except to the extent of coverage required under COBRA or applicable state law). Liabilities for Employee Plans have been accounted for in accordance with GAAP. Except as disclosed on Schedules 2.3(b)(iii)-(iv), the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of, compensation (including bonuses), or result in any payment or benefit that is contingent on consummation of the transactions contemplated by this Agreement and that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (without regard to clause (b)(2)(A)(ii) thereof) to, any director, officer, consultant or employee (in each case, current or former) of the Company.
     (b) Except as disclosed on Schedule 3.20(b), with respect to each Employee Plan and each other “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained or contributed to, currently or in the past by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has Liability (collectively, the “Controlled Group Plans”):
          (i) there are no unfunded Liabilities existing under any Controlled Group Plan, which are not reflected in the respective financial statements of the Company or the ERISA Affiliate, and each Controlled Group Plan could be terminated as of the Closing Date, subject to compliance with applicable notice provisions, with no Liability to either Buyer, the Company or any ERISA Affiliate;
          (ii) no Controlled Group Plan is a defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA) or that is subject to Section 412 of the Code;
          (iii) each Controlled Group Plan has been operated in material compliance with its terms, ERISA, applicable tax qualification requirements (including without limitation Section 401(a) of the Code), COBRA requirements (including Section 4980B of the Code and Sections 601-609 of ERISA) and all other applicable Laws;

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          (iv) the only Controlled Group Plan which is intended to be qualified under Section 401(a) of the Code is the QSS Group, Inc. 401(k) Retirement Plan (the “Company 401(k) Plan”). The Company is entitled to rely on a current opinion letter from the IRS with respect to the Company 401(k) Plan documents and no event has occurred that would be reasonably likely to result in disqualification of such plan; and
          (v) except to the extent that any failure would not reasonably be expected to result in material liability to the Company, all required returns, forms, notices and other disclosure materials have been filed with the appropriate Governmental Body or distributed to participants and their beneficiaries, as applicable.
     (c) With respect to each Employee Plan, the Company has made available to Buyer true, correct, and complete copies of (i) the plan documents and summary plan description; (ii) the most recent determination or opinion letters received from the IRS (iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements that implement such Employee Plan; (v) all material reports and other documents (including the most recent actuarial and/or other analysis, if any) relating to the claims experience under any fully or partially self-funded Employee Plan that is an “employee welfare benefit plan” as defined in ERISA Section 3(1), including without limitation claims experience for the respective period and “incurred but not reported claims” at the end of the period; and (vi) all other material documents, records, or other materials related thereto reasonably requested by Buyer to the extent that disclosure is permitted by Law.
     (d) None of the Company, any ERISA Affiliate nor any plan fiduciary of any Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) that would subject the Company or Buyer to any material Taxes, penalties, or other Liabilities resulting from such transaction.
     (e) Except for routine claims for benefits arising in the Ordinary Course of Business, there are no actions, suits, claims, audits, or investigations pending or to the Sellers’ Knowledge, threatened against, or with respect to, any of the Employee Plans or their assets; and all contributions required to be made to the Employee Plans have been made in material compliance with the terms of such plans and applicable Law. To Sellers’ Knowledge, claims experience for the current plan year of Employee Plans described in Section 3.20(c)(v) is reasonably consistent with prior plan years.
     (f) The individuals listed on Schedule 2.3(b)(iii) are the only participants in the VRP, and the award amounts to be set forth opposite such individual’s name will constitute in aggregate the only unpaid awards under the VRP and the maximum award amount to which such individual is entitled. The net payment amounts to be set forth opposite each individual name will have been accurately calculated taking into account all applicable Taxes and all applicable federal, state and local Tax withholdings. The aggregate amount of employer Taxes related to the VRP Termination Payments will have been accurately calculated in accordance with all applicable federal, state and local Law.

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     (g) To Sellers’ Knowledge, any Employee Plan which constitutes “nonqualified deferred compensation” under Section 409A of the Code has been operated in compliance with Section 409A as interpreted by IRS Notice 2005-1 and Proposed Treasury Regulations §§ 1.409A-1 through 1.409A-6.
     3.21 Material Agreements.
     (a) Schedule 3.21(a) lists each agreement, arrangement and understanding (whether written or oral and including all amendments thereto), excluding Government Contracts and Government Subcontracts, relating to the business of the Company to which the Company is a party or a beneficiary or by which the Company or any Material Asset is bound that is material to the Company’s current or proposed operations (collectively, the “Material Agreements”), including without limitation the following: (i) agreements pursuant to which the Company sells or distributes any products or services or that are otherwise material to the Company’s current or proposed operations; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Company is, directly or indirectly, liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment, or other Material Assets having an aggregate value in excess of $25,000; (v) agreements pursuant to which the Company is entitled or obligated to acquire any capital assets from a third party; (vi) insurance policies, including account numbers for monopolistic state workers compensation insurance; (vii) employment, consulting, non-competition, separation, collective bargaining, union, or labor agreements or arrangements; (viii) agreements with or for the benefit of the Stockholders or any director, manager, officer, employee, or consultant (or any Person that, to the Sellers’ Knowledge, claims or has any basis to claim any rights as such) of the Company or any Affiliate or immediate family member of the foregoing; (ix) supply agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party having an aggregate value in excess of $25,000 (other than supply agreements or other arrangements entered into solely in connection with the performance of a Government Contract or Government Subcontract); (x) any partnership, joint venture, consortium, or other similar arrangements or agreements; (xi) noncompetition, confidentiality and non-disclosure agreements to which the Company is a party or a beneficiary; and (xii) any other agreement pursuant to which the Company could be required to make or entitled to receive aggregate payments or other aggregate value in excess of $25,000 (other than an agreements entered into solely in connection with the performance of a Government Contract or Government Subcontract).
     (b) Except as set forth in Schedule 3.21(b), the entering into of the Seller Documents and the consummation of the transactions contemplated by the Seller Documents, without notice to or consent or approval of any Governmental Body or other Person, will not constitute a breach of, violation of, or default under any provision of any Material Agreement.
     (c) Schedule 3.21(c) identifies any Material Agreements that will be terminated or expire in accordance with its scheduled termination date at or prior to the Closing.
     (d) Sellers have delivered to Buyer a copy of each written Material Agreement and a written summary of each oral Material Agreement. Except as described in Schedule 3.21(d), (i) each Material Agreement is valid, binding, and in full force and effect and
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enforceable against the Company, if applicable, and, to the Sellers’ Knowledge, the other parties thereto in accordance with its terms; (ii) the Company has performed all of its material obligations under each Material Agreement, and there exists no material breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Company or, to the Sellers’ Knowledge, on the part of any other party under any Material Agreement; (iii) there has been no termination (whether for default, convenience or otherwise), investigation, notice of default, show cause or cure notice or, to the Sellers’ Knowledge, any threatened termination or investigation or basis for any termination or investigation under any Material Agreement; (iv) no party (including the Company) has terminated, cancelled or waived any material term or condition of any Material Agreement and (v) to the Sellers’ Knowledge, no party to a Material Agreement intends to alter its relationship with the Company as a result of or in connection with the transactions contemplated by the Seller Documents or has been threatened with bankruptcy or insolvency.
     (e) The cost accounting, estimating, property, and procurement systems relating to any Material Agreement are in compliance in all material respects with applicable Laws and contract provisions, including applicable cost principles and applicable cost accounting standards. None of the Material Agreements has currently incurred or is currently projected to incur any cost overrun. To Sellers’ Knowledge, there are no material delivery or performance issues or problems on the part of the Company under any Material Agreement.
     3.22 Government Contracts and Subcontracts.
     (a) Schedule 3.22(a) lists each Current Government Contract. For this purpose, a task, purchase or delivery order under a Government Contract or Government Subcontract shall not constitute a separate contract, for purposes of this definition, but shall be part of the Government Contract or Government Subcontract to which it relates. With respect to each such Government Contract or Government Subcontract, Schedule 3.22(a) accurately lists: (i) the contract name; (ii) the award date; (iii) the customer; (iv) the contract end date; (v) the contract ceiling; (vi) the contract’s current funded value; and (vii) as applicable, whether the current Government Contract or Government Subcontract requires by its terms for award the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status. Attached to Schedule 3.22(a) is the “contract data sheet” or similar document maintained by the Company for each Current Government Contract or Government Subcontract listed on Schedule 3.22(a). Sellers do not represent or warrant that the data on the “contract data sheet” or similar document attached to Schedule 3.22(a) is accurate, current or complete.
     (b) Schedule 3.22(b) lists all Government Bids. A Government Bid: (i) includes any proposal or offer made by the Company but has not resulted in a Government Contract prior to the Closing Date; and (ii) does not include any proposal or offer made by the Company that has been accepted and has resulted in a Government Contract prior to the Closing Date. With respect to each such Government Bid, Schedule 3.22(b) accurately lists: (i) the customer agency and title; (ii) the request for proposal (RFP) or other solicitation number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number; (iii) the date of proposal submission; (iv) the expected award date, if known; (v) the estimated period of performance; (vi) the estimated value based on the proposal, if any; and (vii) whether such Government Bid is premised on the Company’s small business status, small

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disadvantaged business status, veteran owned status, protégé status, or other preferential status. The Company has delivered to Buyer or provided access to Buyer true, correct and complete copies of all Government Contracts, Government Subcontracts and Government Bids, and provided access to Buyer to true and correct copies of all documentation related thereto requested by Buyer.
     (c) With respect to each Government Contract or Government Subcontract, (i) the Company has fully complied with all terms and conditions of such contracts, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein (including, without limitation, compliance with the requirements of the Service Contract Act and payment of any required contract fees, industrial funding fees, revenue sharing fees or other fees), (ii) all information, data, representations, statements and certifications as submitted or provided to any Governmental Body by the Company relative to any Government Contract or Government Subcontract were correct and accurate as of the date submitted by the Company (including invoices, requests for progress payments or provisional costs, claims or other requests for payments and any certification regarding procurement integrity) and the Company has fully complied with all such certifications, (iii) there exists no breach or default (or event with notice or lapse of time would constitute a breach or default) on the part of the Company and no Governmental Body or Government Prime Contractor, subcontractor or other Person has notified the Company that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any such contract, (iv) the Company has not received, verbally or in writing, any notice of termination for convenience, notice of termination for default, cure notice or show cause notice with respect to any Government Contract or Government Subcontract; no event, condition or omission has occurred or exists that would constitute grounds for a termination for default with respect to any Government Contract or Government Subcontract; and to the Sellers’ Knowledge no party to any Current Government Contract or Government Subcontract has threatened to terminate such Current Government Contract or Government Subcontract for convenience; (v) no cost incurred by the Company pertaining to any such contract has, to the Sellers’ Knowledge, been challenged or questioned or has been disallowed by any Governmental Body, nor to the Sellers’ Knowledge is any such cost the subject of any audit or investigation, (vi) no payment due to the Company pertaining to any Government Contract or Government Subcontract has been withheld or set off, nor has any written claim been made to withhold payment or otherwise set off money due to the Company, (vii) no Government Bid was bid knowing that when accepted it would result in a loss or based on assumptions not believed by the Company’s management to be reasonable, (viii) the Company has complied with the Limitation of Costs and Limitation of Funds clauses as required by FAR part 52; (ix) the Company has not received written notice in the two (2) years prior to date hereof of any unsatisfactory or otherwise negative past performance evaluation and no past performance evaluation received by the Company with respect to any such contract has set forth any event, condition or omission that would constitute a default or other failure to perform thereunder or termination for default thereof; and (x) all indirect and general and administrative rates are being billed consistent with the terms of the applicable Government Contract or the approved rates or provisional rate agreements as are applicable.
     (d) Neither the Company nor any of its directors, officers, agents or employees in their capacities as such has been charged with, or engaged in conduct that could lead to being charged, or received or been advised, either orally or in writing, of any

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administrative, civil or criminal investigation, charge or claim, nor has the Company or any of its respective directors, officers, agents or employees in their capacities as such been subject to any criminal indictment, or audit by any Governmental Body with respect to any alleged act, irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, including, but not limited to: (i) defective pricing within the meaning of the Truth in Negotiations Act, as amended; (ii) accounting, estimating, inventory, material requirements planning, material management and accounting systems, government property records or purchasing system deficiencies; (iii) mischarging of Direct Contract Costs or Indirect Costs; (iv) delivery to the Government or to a Government prime or subcontractor of material, components, items or services that do not or did not meet specifications or standards therefor, or delivery to the Government or to a Government prime or subcontractor of foreign-made material, components or items where domestic-made material, components or items were required; (v) improperly soliciting, obtaining, attempting to solicit or obtain or making or attempting to make any payment for any non-public proprietary or source selection information; (vi) unallowable costs, including unallowable Direct Contract Costs or Indirect Costs; (vii) improper testing or test reports; (viii) failure to abide by the terms of a Customer Contract, Government Contract or a Government Bid; or (ix) Laws relating to any Customer Contract or Government Contract or Government Bid, including the following: (A) the False Statements Act (18 U.S.C. 1001), (B) the False Claims Act (18 U.S.C. 287), (C) the False Claims Act (31 U.S.C. 3729), (D) the Bribery, Gratuities and Conflicts of Interest Act (18 U.S.C. 201 and 5 U.S.C. 7353), (E) the Anti-Kickback Act (41 U.S.C. 51, 54), (F) the Anti-Kickback Enforcement Act of 1986 (Pub. L. 99-634), (G) the Arms Export Control Act (22 U.S.C. 277 et. seq.), (H) the Foreign Corrupt Practices Act (15 U.S.C. 78 m, 78 dd-1, 78 ff), (I) the Export Administration Act (50 U.S.C. App. 2401 et. seq.), (J) the War and National Defense Act (18 U.S.C. 793), (K) the Racketeer Influenced and Corrupt Organizations Act (18 U.S.C. 1961-68) or of any statute the violation of which would constitute “racketeering activity” within the meaning of such act, (L) the Conspiracy to Defraud the Government Act (18 U.S.C. 371), (M) the Program Fraud Civil Remedies Act (Pub. L. 99-509), (N) the Byrd Amendment, Pub. L. 101-121, (O) “revolving door” legislation (37 U.S.C. 801, 41 U.S.C. 423, 18 U.S.C. 207, 18 U.S.C. 208, 18 U.S.C. 218, 18 U.S.C. 281, 10 U.S.C. 2397, 10 U.S.C. 2397a, 10 U.S.C. 2397b, 10 U.S.C. 2397), (P) the Defense Production Act (50 U.S.C. App. 2061), (Q) United States antiboycott laws (the Ribicoff Amendment to the 1976 Tax Reform Act, and the 1979 Export Administration Act), (R) the Defense Industrial Regulation (DoD 5220.22-R) or National Industrial Security Program Operating Manual (DoD 5220.22-M), or any agreement with the Defense Security Service, (S) Federal Acquisition Regulations (“FAR”), any applicable supplements thereto, alternative regulations applicable in lieu thereof, or applicable predecessor regulations, (T) the Service Contract Act of 1965, as amended, (U) Cost Accounting Standards, (V) Treasury Department embargo and sanctions regulations, 31 C.F.R. Part 500 et. seq., (W) the Small Business Act, as amended, (X) Executive Order 11246, as amended, and corresponding Department of Labor regulations, (Y) the Anti-Assignment Act, 41 U.S.C. § 15, (Z) the Davis-Bacon Act, as amended, (AA) the Fair Labor Standards Act, as amended, (BB) the Walsh-Healey Act, as amended or (CC) the Drug-Free Workplace Act, as amended. With the exception of audited costs and audited claims for costs that have been resolved and closed prior to the Closing Date, all costs and/or claim for costs submitted by the Company on a cost-reimbursement basis were allowable, correct and accurate; and no payment will result from audits of the Company with respect to the Government Contracts by any Government Body. Neither the Company nor any of its directors,

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officers, agents or employees has paid any fines, penalties, restitution or settlements to any Governmental Body with respect to any violation or alleged violation arising under or relating to any Government Contract, Government Subcontract or Government Bid. The Company has not conducted any internal investigation or other inquiry in connection any Government Contract, Government Subcontract, or Government Bid, or in connection with any suspected, alleged or actual violation of applicable Law, whether on its own or with the assistance of any legal counsel, auditor, accountant or investigator outside the Company. To the Sellers’ Knowledge, the Company’s directors, officers, or employees have not engaged any outside legal counsel, auditor, accountant or investigator, or made any disclosure to any Governmental Body or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement or violation of Law with respect to any Government Contract, Government Subcontract, or Government Bid.
     (e) Neither the Company nor, to Sellers’ Knowledge, any of its directors, officers, agents or employees has been debarred or suspended, or been proposed for debarment or suspension, from participation in the award of contracts with any Governmental Body and to the Sellers’ Knowledge, no such action has been threatened or commenced. To the Sellers’ Knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, or any of its directors, officers, agents or employees. The Company has never been declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract, Government Subcontract or Government Bid, and the Company is a responsible contractor.
     (f) Schedule 3.22(f) sets forth all facility security clearances held by Company, including any Company Affiliate. To the Sellers’ Knowledge, the Company has a sufficient number of employees with appropriate security clearances to satisfy the Company’s current obligations under its Government Contracts and Government Subcontracts, except for an immaterial number of openings that arise in the ordinary course of business in performing such Government Contracts and Government Subcontracts. The Company is in compliance with all national security obligations applicable to it, including but not limited to those specified in the National Industrial Security Program Operating Manual (“NISPOM”), DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof. The Company maintains any required security clearances needed to perform any classified contracts to which it is a party. The Company has filed, to the extent required by applicable Laws, an Affirmative Action plan and all compliance reports associated with that plan and have made a good faith effort to implement the policies set forth in the plan. Neither the Company nor, to the Sellers’ Knowledge, any of its directors, officers, agents or employees has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Body (regardless of the branch of government), including (not limited to) the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207. The Company has made representations and certifications to the federal government in accordance with FAR 52.212-3 and other applicable law, and all such representations and certifications were accurate and complete when made, and to Sellers’ Knowledge, all such representations and certifications remain accurate and complete as of the date when made. No payment has been made by Company or by a Person acting on Company’s behalf, to any Person (other than to any bona fide

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employee or agent of Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws. The Company is not subject to any “forward pricing” agreements as defined in FAR 2.101. Neither the Company nor any of its employees, officers, or agents in their capacities as such have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78(dd)1, -2.
     (g) The Company maintains systems of internal controls (including, but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) to the extent required by and that are in compliance in with all requirements of all of the Government Contracts and Government Subcontracts and applicable United States Laws and regulations. The Company has never been, nor is now subject to full and/or modified cost accounting standards coverage. The cost accounting, estimating, property and procurement systems relating to any Government Contract or Government Subcontract are in compliance in all material respects with applicable Laws and contract provisions, including any applicable cost principles and applicable cost accounting standards. Such compliance includes, but is not limited to, the following: (i) assumptions underlying the recognition of revenue under the percentage of completion method on fixed price contracts are considered reasonable and all forward losses, if any, have been properly accounted for in the period that they have become known; (ii) income and expense recognition practices used to record income and expenses associated with contracts with the federal government and/or that are being paid for with federal funds are consistent with contract terms and, if applicable, with federal regulatory requirements and the cost accounting standards; (iii) incentives recognized in financial statements from contract incentive clauses of Government Contracts and Government Subcontracts have been calculated consistent with the contract terms and the provisions of relevant federal regulations; (iv) for Government Contracts and Government Subcontracts funded with federal funds, estimates have been made consistent with terms contained in the contract and, to the extent applicable, on a basis consistent with federal regulations; (v) except as set forth on Schedule 3.22(g), all revenue has been recognized within funding limitations/provisions within the contract; (vi) all indirect cost rates are being billed consistent with DCAA-approved rates or provisional rate agreements; and (vii) Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts or Government Subcontracts with respect to fiscal year 2002 and all prior fiscal years. To the Sellers’ Knowledge, no costs charged to the Company by any subcontractor or lower tier subcontractor have been, or will be, deemed to be unallowable.
     (h) Except as set forth on Schedule 3.22(h), the entering into of the Seller Documents and the consummation of the transactions contemplated by the Seller Documents, without notice to or consent or approval of any Governmental Body or other Person, will not constitute a breach of, violation of, or default under any provision of any Government Contract or Government Subcontract or will not give rise to a right to terminate any Government Contract or Government Subcontract for default. Except as set forth on Schedule 3.22(h), to the Sellers’ Knowledge, no Governmental Body intends to alter its relationship with the Company as a result of or in connection with the transactions contemplated by the Seller Documents.

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     (i) The Company has never been and is not now involved in a False Claims Act or a qui tam whistleblower action involving the Company or any of its directors, officers, agents or employees, nor is the Company aware of any event, act or omission that would constitute a reasonable basis for such an action.
     (j) Schedule 3.22(j) lists all teaming agreements currently in effect as to which the Company is a party. The Company is in compliance in all material respects with the terms of each teaming agreement and, to Sellers’ Knowledge, the other party to each teaming agreement is also in compliance in all material respects with the terms of the teaming agreement.
     (k) All completed contracts or task orders of the Company with any Governmental Body and all completed subcontracts of the Company and a third party relating to a contract between such third party and a Governmental Body were completed in all material respects in accordance with the terms thereof and there exists no basis for any customer to reject acceptance. The Company has no pending or anticipated claims, requests for equitable adjustment or requests for waiver or deviation from contract requirements with respect to any Government Contract or Government Subcontract, and to the Sellers’ Knowledge, there are no claims or anticipated claims against the Company by any Governmental Body with respect to any Government Contract, Government Subcontract, or Government Bid. The Company has not received written notification, nor, to Sellers’ Knowledge, oral notification of cost, schedule, technical or quality problems that result in claims against the Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor. No Person has notified the Company in writing or, to Sellers’ Knowledge, orally that any Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or Government Subcontract, intends to seek the Company’s agreement to lower rates under any such contract, including, but not limited to, any task order under any Government Contract.
     (l) No warranty claim or breach of warranty claim has been made or threatened against the Company in the past five (5) years, and no warranty claim or breach of warranty claim is pending or, to the Sellers’ Knowledge, threatened, nor, to the Sellers’ Knowledge, is there any reasonable basis for any such claim.
     (m) Except as set forth on Schedule 3.22(a) above, none of the Company’s Current Government Contracts, Government Subcontracts or Government Bids by their terms require for award the Company’s status as a small business, small disadvantaged business, protégé, or other preferential status, nor, to the Sellers’ Knowledge, did any Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or Government Subcontract rely upon the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status in evaluating any of the Company’s quotations, bids, or proposals, or in making award of any such contract to the Company. Each representation and/or certification made by Company that it was a small business concern and/or was qualified for other preferential status in each of its Government Contracts, Government Subcontracts and Government Bids was current and accurate as of its effective date.
     (n) Except as set forth on Schedule 3.22(n), the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Current Government Contracts or Government Subcontracts or any rights related thereto, or any account receivable

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relating thereto, whether a security interest or otherwise. No personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.
     (o) The Company has not had access to non-public information, nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that, in each instance, to Sellers’ Knowledge, would create an organizational conflict of interest as defined in the FAR for purposes of any Current Government Contract.
     (p) Except as set forth on Schedule 3.22(p), (i) all of the Government Contracts and Government Subcontracts are binding on the Company and, to the Sellers’ Knowledge, were legally awarded, are binding on the other parties thereto, and are in full force and effect; and (ii) the Government Contracts or Government Subcontracts are not currently the subject of bid or award protest proceedings, and no Government Contracts, Government Subcontracts or Government Bids are reasonably likely to become the subject of bid or award protest proceedings.
     (q) Except as set forth in Schedule 3.22(q), the Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) Liability under the False Claims Act; (ii) Liability for price adjustment under the Truth in Negotiations Act; or (iii) a reduction in the price of any Government Contract or Government Subcontract, including but not limited to reductions based on actual or alleged defective pricing. There exists no basis for a claim of any liability of the Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority.
     (r) Except as set forth in Schedule 3.22(r), no personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.
     (s) Except as set forth on Schedule 3.22(s), since Company’s inception, it has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.
     3.23 Customers Set forth on Schedule 3.23 is a complete list of the Company’s customers during the fiscal years ended September 30, 2005, and September 30, 2006, indicating the amount of revenues attributable to each customer during each period. No such customer that accounted for more than $50,000 in revenues for either of such periods (each, a “Material Customer”) has notified in writing any Seller of any intention to, or, to the Sellers’ Knowledge, threatened to, terminate its relationship with the Company, in whole or in part, prior to a scheduled termination date or materially alter its relationship with the Company, and there has been no material dispute with a Material Customer since January 1, 2003. To the Sellers’ Knowledge, there is no basis for any termination prior to a scheduled termination date, or for any alteration of the Company’s relationship with any Material Customer. No written notice or, to the Sellers’ Knowledge, other communication has been received in any form regarding the

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Company’s actual or threatened disqualification, suspension, or debarment from contracting with a Governmental Body, including, without limitation, any show cause notice or cure notice, notice of termination for default or convenience, or notice for deductive change.
     3.24 Intellectual Property Rights.
          (a) Set forth on Schedule 3.24(a) are all the Company’s worldwide intangible legal rights or interests evidenced by or embodied in (i) any patents (including provisional patents) and patent applications (including provisional patent applications); (ii) any registered copyrights or mask works; and (iii) any trademarks, trade names, service marks, trade designations, trade dress and associated goodwill.
          (b) Set forth on Schedule 3.24(b) is all Intellectual Property (other than off-the-shelf Software with an initial license or other fee and/or annual renewal fee of less than $25,000) that is used by the Company pursuant to a written license from a third party (e.g., third party Software). If any third-party Intellectual Property is used without a written license (in the case of third party patents, to the Sellers’ Knowledge), a description of such Intellectual Property and the reason that a written license does not exist is set forth on Schedule 3.24(b).
          (c) Set forth on Schedule 3.24(c) is all Intellectual Property that is proprietary to the Company and is licensed in writing by the Company to a third party (other than Intellectual Property licensed by the Company to the United States Government pursuant to a Government Contract). If a third party, to the Sellers’ Knowledge, uses or has access to Intellectual Property without a written license, a description of such Intellectual Property and the reason that a written license does not exist is set forth on Schedule 3.24(c).
          (d) The Company owns, or holds valid licenses to, all Intellectual Property required to conduct its business as currently conducted, including all Intellectual Property described on Schedule 3.24(a) and Schedule 3.24(b).
          (e) The Company has entered into appropriate written assignment agreements with all past and present independent contractors, and all Software, systems, designs, schematics, algorithms, architecture or other materials and related Intellectual Property rights developed by such independent contractors on behalf of or for the Company are owned by the Company or have been assigned by the Company to the government customer for which they were developed pursuant to the applicable Government Contract. Further, all Software, systems, designs, schematics, algorithms, architecture or other materials and related Intellectual Property rights developed by any employee and used by the Company was developed within such employee’s scope of work at the Company.
          (f) Except as set forth on Schedule 3.24(c), the Company possesses and owns the Intellectual Property rights to the source code for all its proprietary Software programs, and such source code has not been released or made available to any third party other than the customer for whom the Software was developed, if any, pursuant to the applicable Government Contract. The use, modification and distribution, if any, by the Company of any open source code, shared source code, freeware or similar openly available software code has been in compliance with the applicable licensing regime for such code.

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          (g) All applicable royalties, honoraria, development fees or other fees with respect to the use and/or ownership of the Intellectual Property by the Company have been paid in full through the date hereof.
          (h) The existence or use of the Intellectual Property by the Company does not infringe on the rights of any Person, and to Sellers’ Knowledge, no Person is infringing on the Intellectual Property of the Company. Commercially reasonable steps have been taken to ensure the continued proprietary nature of the Intellectual Property of the Company and nothing has transpired that would compromise or call into question that proprietary nature. The Company has not received any written notice or demand or been made the subject of a claim or action alleging that Intellectual Property used by it in the conduct of its business infringes or misappropriates the Intellectual Property rights of a third party, and no such claim or action is now pending.
          (i) For purposes of this Agreement, the term “Intellectual Property” means all the worldwide intangible legal rights or interests evidenced by or embodied in (i) any idea, design, concept, method, process, technique, apparatus, Software, invention, discovery, or improvement, including any patents (including provisional patents), patent applications (including provisional patent applications), trade secrets, and know-how; (ii) any work of authorship, including any copyrights, industrial designs, mask works or moral rights; and (iii) any trademarks, trade names, service marks, trade designations, trade dress and associated goodwill.
     3.25 Competing Interests. Except for the ownership of less than one percent (1%) of the capital stock or other securities of one or more public companies, no Seller nor any director or officer of the Company, nor, to the Sellers’ Knowledge, any Key Employee listed on Schedule 3.25 hereto or Affiliate or immediate family member of any of the foregoing (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer, or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any Material Agreement or other business relationship or arrangement.
     3.26 Accounts Receivable. All billed and unbilled accounts receivable reflected on the Latest Balance Sheet and all billed and unbilled accounts receivable arising since the Latest Balance Sheet Date constitute bona fide, valid, binding and to the Sellers’ Knowledge, collectable claims (net of reserves) arising in the Ordinary Course of Business out of arms length transactions with third parties unrelated to Sellers. To the Sellers’ Knowledge, there is no circumstance or condition (including the transactions contemplated by this Agreement), which after the Closing would result in an increase in uncollectible accounts receivables or pattern materially inconsistent with historical experience with regards to cancellations by such customers or uncollectible or doubtful account expenses.
     3.27 Regulated Payments; Government Contracting. No Seller nor any director, officer, agent, or employee of the Company, nor, to the Sellers’ Knowledge, any Affiliate or immediate family member of any of the foregoing has (a) used any funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (c) made any other

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unlawful gift, contribution or payment. To Sellers’ Knowledge, except as set forth on Schedule 3.27 and for audits and reviews in the ordinary course of business by Governmental Bodies, none of the Company nor any of its directors, officers, agents or employees has been under administrative, civil or criminal investigation or indictment or audit by any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any contract with a Governmental Body.
     3.28 Interested Party Transactions. Since the Latest Balance Sheet Date, there have not been any business dealings or transactions between the Company and the Stockholders or any Affiliate or family member of the Stockholders, other than transactions between the Company, as employer, and such Person, as employee, in the usual, regular and Ordinary Course of Business.
     3.29 Exclusivity. Since July 19, 2006, neither the Stockholders nor the Company has initiated, solicited, or encouraged (including by way of furnishing information or assistance), or taken any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or entered into discussions or negotiate with any Person in furtherance of such inquiries, or endorsed or agreed to endorse any Competing Transaction, or authorized or permitted any of the officers, directors, managers or employees of the Company or any investment banker, financial advisor, attorney, accountant, or other representative retained by a Stockholder or the Company, or any of their Affiliates, to take any such action.
ARTICLE IV
Representations and Warranties of Buyer
     Buyer hereby represents and warrants to the Sellers as follows:
     4.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.
     4.2 Authority. Buyer has all requisite power and authority to execute, deliver, and perform under this Agreement and the other agreements, certificates, and instruments to be executed by Buyer in connection with or pursuant to this Agreement (together with this Agreement, the “Buyer Documents”). The execution, delivery, and performance by Buyer of each Buyer Document to which it is a party have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by Buyer, to the extent each is a party thereto. This Agreement is, and upon execution and delivery, each of the other Buyer Documents will be, a legal, valid, and binding agreement of Buyer, as the case may be, enforceable against Buyer in accordance with their respective terms.
     4.3 No Violation. The execution, delivery, and performance of the Buyer Documents by Buyer will not conflict with or result in the breach of any term or provision of, or violate, or constitute a default under any charter provision, bylaw or regulation or under any material agreement, instrument, order, law, or regulation to which Buyer is a party or by which Buyer is in any way bound or obligated.

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     4.4 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Body is required on the part of Buyer in connection with the transactions contemplated by the Buyer Documents.
     4.5 Litigation. There are no pending or, to the knowledge of Buyer, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
     4.6 Available Funds. Buyer has, and on the Closing Date and on any other date on which a portion of the Purchase Price is payable will have, sufficient funds to enable it to consummate the transactions contemplated hereby.
ARTICLE V
Covenants and Agreements
     5.1 Conduct of Business. During the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated by this Agreement, the Company will, and the Stockholders will cause the Company to, (a) operate in the Ordinary Course of Business and use its reasonable best efforts to preserve the goodwill of the Company and of its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) not engage in any transaction outside the Ordinary Course of Business, including without limitation by making any material expenditure, investment, or commitment or arrangement of any kind; (c) not increase the compensation of any employee or officer or make any bonus payments or other distributions except in the Ordinary Course of Business or as contemplated pursuant to the provisions of Sections 2.7 and 2.8; (d) maintain all insurance policies and all Permits that are required for the Company to carry on its business; (e) timely file Tax Returns required in the Ordinary Course of Business; (f) maintain books of account and records in the usual, regular, and ordinary manner and consistent with past practices; and (g) not take any action that would result in, or otherwise allow, any of the changes or other events described in Section 3.13 or any a breach of any of the representations and warranties set forth in Article III.
     5.2 Access and Information. During the Interim Period, the Company will permit Buyer and its representatives to have reasonable access to the Company’s directors, officers, Key Employees, agents, assets, and properties and all relevant books, records, and documents of or relating to the business and assets of the Company during normal business hours upon reasonable advance notice and will furnish to Buyer such information, financial and tax records, and other documents relating to the Company and its operations and businesses as Buyer may reasonably request. The Sellers will permit Buyer and its representatives reasonable access to the Company’s accountants, auditors, customers, and suppliers for consultation or verification of any information obtained by Buyer and will use their best efforts to cause such Persons to cooperate with Buyer and its representatives in such consultations and in verifying such information.

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     5.3 Supplemental Disclosure. During the Interim Period, Sellers will promptly supplement or amend in writing each of the Schedules to this Agreement with respect to any matter of which Sellers become aware that arises or is discovered after the date of this Agreement that, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedules to this Agreement; provided that, for purposes of determining whether a breach exists with respect to any of the representations and warranties set forth in this Agreement, any such supplemental or amended disclosure will be deemed not to have been disclosed to Buyer unless Buyer otherwise expressly consents in writing.
     5.4 Notification of Certain Matters. Sellers and Buyer will give prompt notice to the other party of (a) the occurrence, or failure to occur, of any event that could cause representations or warranties of the Sellers, the Company or the Buyer contained in this Agreement to be untrue or inaccurate at any time during the Interim Period, and (b) any failure of party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
     5.5 Assistance with Permits, Filings and Consents. The parties hereto shall use reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (a) in seeking approval from any Governmental Body with regard to certain employees of Buyer or any of their Affiliates obtaining access to classified documents, (b) in seeking approval from any Governmental Body to enable Buyer or any of their Affiliates to store classified data and documents, (c) in obtaining any Permits, or (d) in obtaining any contractually required consents to change in ownership that Buyer determines in its reasonable judgment will be required in connection with the operation of the Company’s business immediately after the Closing.
     5.6 Fulfillment of Conditions by Sellers. Sellers agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement and the Seller Documents not to be fulfilled, including without limitation, by taking or causing to be taken any action (other than actions permitted under Section 5.1) that would cause the representations and warranties made by Sellers in this Agreement not to be true and correct as of the Closing. Sellers will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of Sellers.
     5.7 Fulfillment of Conditions by Buyer. Buyer agrees not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyer in this Agreement not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of Sellers to consummate the transactions contemplated by this Agreement that are dependent on the actions of Buyer; provided, however, that neither Buyer nor any of its Affiliates will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to

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any third Person, including, without limitation, the offer for sale of any business or assets to any Person.
     5.8 Publicity. Promptly after execution of this Agreement, Buyer shall issue a press release relating to this Agreement. Thereafter, prior to the Closing, Buyer and Sellers will maintain the confidentiality of the transactions contemplated by this Agreement and neither Buyer nor Sellers will issue or make, or allow to have issued or made, any further press release or public announcement concerning the transactions contemplated by this Agreement, except as required by applicable Law or stock market requirements. Buyer and the Stockholders will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the announcement promptly after the Closing of the transactions contemplated by this Agreement. Neither Buyer nor Sellers will issue or make, or allow to have issued or made, any press release or public announcement concerning the announcement of the transactions contemplated by this Agreement without giving the other party a reasonable opportunity to comment on such release or announcement in advance, and any such public announcement will be consistent with applicable Law and stock market requirements.
     5.9 Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting, and other professional fees) that it incurs in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated by this Agreement. The Stockholders will pay all Seller Transaction Costs incurred by Sellers; provided, however, that Seller Transaction Costs may be paid by the Company or, pursuant to Section 2.3(b)(ii), by Buyer on the Company’s behalf; further, provided, that the Stockholders shall reimburse Buyer for any Seller Transaction Costs paid by Buyer after the Closing for such costs incurred by the Company but not paid by the Company or Buyer (on behalf of the Company pursuant to Section 2.3(b)(ii)) on or prior to the Closing Date.
     5.10 No-Shop Provisions. Each of Sellers hereby represents, covenants and agrees that all times during the Interim Period, it will not, and will not permit any of its Affiliates to, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the officers, directors, managers or employees of Sellers or any investment banker, financial advisor, attorney, accountant, or other representative retained by Sellers, or any of their Affiliates to take any such action. The Sellers will notify Buyer immediately after receipt by any Seller (or any of their officers, directors, advisors or other representatives) of any bona fide proposal for or written bona fide inquiry respecting any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the assets, properties, books or records of the Company by any Person that informs or has informed any Seller that it is considering making or has made such a proposal or inquiry. Such notice to Buyer shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.
     5.11 Nondisclosure. The parties acknowledge and agree that all customer, prospect, and marketing lists, sales data, intellectual property, proprietary information, trade secrets, and

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other confidential information of the Company (collectively, “Confidential Information”) are valuable, special and unique assets of the Company and are, and following the Closing will continue to be, owned exclusively by the Company. Each party agrees to, and agrees to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by such other party, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Company). Without limiting the generality of the foregoing, the parties expressly acknowledge and agree that the existence of and material terms of this Agreement (including, without limitation, the amount of the Purchase Price) constitute Confidential Information, and, in any event, unless otherwise publicly disclosed by Buyer, each party hereby agrees not to disclose the existence of this Agreement or such terms to any Person, except to the extent required by Law, in which case the other party will be given as much advance notice as reasonably possible with respect to the nature of such required disclosure.
     5.12 Filing and Authorizations. As promptly as practicable, Buyer and Sellers will make, or cause to be made, such filings and submissions under Laws applicable to it, as may be required to consummate the transactions contemplated herein, and will use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Bodies necessary to be obtained by Buyer and Sellers, respectively. During the Interim Period, the Company will use commercially reasonable efforts to meet together with Buyer and appropriate representatives of any Governmental Bodies set forth on Schedule 5.12 that are customers of the Company to obtain the consents, approvals, or novations, or deliver notices that are legally or contractually required in connection with the transactions contemplated by this Agreement. Further, to the extent that Buyer discovers during the Interim Period that in addition to those Governmental Bodies set forth on Schedule 5.12, consents, approvals, novations, or notices are required with respect to Governmental Bodies that are customers of the Company, then the Sellers will use commercially reasonable efforts to meet together with Buyer and appropriate representatives of any such Governmental Bodies to obtain or deliver such required consents, approvals, novations, or notices. In furtherance and not in limitation of the foregoing, as promptly as practicable, and in any event within one (1) Business Day following the execution and delivery of this Agreement by the Buyer the Stockholders and the Company, Buyer and the Stockholders shall prepare and file any required notification and report form under the HSR Act in connection with the transactions contemplated hereby. Buyer and the Company shall request early termination of the waiting period thereunder. Buyer and the Company shall respond with reasonable diligence to any request for additional information made in response to such filings. Any filing fee incurred with respect to such required notification and report form pursuant to this Section 5.12 shall be shared equally by the Buyer and the Sellers.
     5.13 Release by Each Stockholder. In consideration of the Purchase Price, and other good and valuable consideration, effective upon the Closing, each Stockholder, for himself and his heirs, executors, administrators, successors and assigns, hereby fully, unconditionally and knowingly releases and forever discharges and holds harmless the Company and its employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether now existing or known, arising out of the operation or conduct of the Company’s business or a transaction or circumstance occurring or existing or related to the period of time prior to the Closing, relating in any way, directly or

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indirectly, to the Company, this Agreement, the employment agreement by and between Richard F. Bishop and the Company dated December 21, 1999 (the “Bishop Employment Agreement”), or the transactions contemplated hereby, that such Stockholder may now have or may hereafter claim to have against the Company or any of such employees, officers, directors, successors or assigns; provided, that, the foregoing release will not affect any obligations of Buyer to the Stockholders under this Agreement or any other Buyer Document or, if a Stockholder remains employed by the Company after the Closing, (i) any accrued employee benefits (other than any salary, bonus or payment under the VRP) included on the Closing Balance Sheet, and (ii) obligations accruing after Closing that solely arise or result from such post-Closing employment. In furtherance of the foregoing and for the avoidance of doubt, the Company and Richard F. Bishop expressly agree that the Bishop Employment Agreement will be terminated at the Closing and of no further force or effect.
     5.14 Accounts Receivable. Buyer will cause the Company to use commercially reasonable efforts to bill and collect all accounts receivable included in the Closing Balance Sheet; provided, that, such commercially reasonable efforts will not be deemed to be more than the Company’s historical practices. If Buyer receives any payments with respect to Uncollected A/R during the period beginning on the date that is one hundred fifty one (151) days after the Closing and ending on the date that is eighteen (18) months after the Closing, then Buyer shall remit such payments to the Stockholder Representative, on behalf of the Stockholders, as soon as reasonably practicable thereafter. Further, to the extent that any unbilled accounts receivable that were included on the Closing Balance Sheet, but have not been collected by the date that is twenty four (24) months after the Closing Date, then the Stockholders shall pay to Buyer an amount equal to the aggregate face amount of uncollected unbilled accounts receivable in excess of any reserves for uncollectible unbilled accounts receivable on the Closing Balance Sheet as soon as reasonably practicable therafter.
     5.15 Company 401(k) Plan. Prior to the Closing, the Company will cause its Board of Directors to adopt resolutions to terminate the Company 401(k) Plan, contingent upon the Closing. Following the date of such termination, no contributions will be made to the Company 401(k) Plan other than contributions that have been accrued on behalf of participants prior to the termination or are otherwise based on compensation earned before the termination. Such resolutions will provide (to the extent required under Section 411 of the Code) that all participants be fully vested in their account balances under the Company 401(k) Plan. Such resolutions will also authorize distributions of Company 401(k) Plan balances to participants as soon as practicable following the receipt of a favorable determination letter from IRS covering the termination.

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     5.16 Stockholder Non-Solicitation; Non-Competition; Confidentiality.
          (a) Non-Solicitation of Customers. During the Restrictive Period and without regard for whether a Stockholder is employed by the Company or Buyer, each Stockholder agrees not to directly or indirectly: (i) induce or attempt to induce any Current Customer or Prospective Customer of the Company to reduce or terminate its business with the Company; (ii) interfere or attempt to interfere with the Company’s business relationship with a Current Customer or Prospective Customer of the Company; (iii) solicit, divert or attempt to divert from the Company, any of the following types of business from a Current Customer or Prospective Customer of the Company:
               (i) contract work being performed by the Company as a prime contractor, subcontractor, or participant in a joint venture during the Restrictive Period;
               (ii) “follow-on” or “spin-off” contract work that is derived from contracts described in (i) above; and
               (iii) contract work that may result from proposals or bids prepared or submitted by the Company during the Look-Back Period.
          (b) Non-Solicitation of Employees. During the applicable Restrictive Period and without regard for whether the Stockholder is employed by the Company or Buyer, except with respect to the employees listed on Schedule 5.16(b), each Stockholder agrees not to directly or indirectly: (i) induce or attempt to induce any employee, officer or consultant of the Company or Buyer to terminate his or her employment or engagement with the Company or Buyer; (ii) interfere with or disrupt the Company’s or Buyer’s relationship with its respective employees, officers or consultants; or (iii) solicit, entice, engage or hire away any such employee, officer or consultant who is at that time or was within the previous six (6) months employed or engaged by the Company or Buyer without the express, written consent of Buyer, which consent Buyer may in its absolute discretion withhold.
          (c) Non-Competition. During the applicable Restrictive Period and without regard for whether a Stockholder is employed by the Company or Buyer, each Stockholder agrees not to engage, directly or indirectly, in any business activity position or function with any entity that directly or indirectly competes with Buyer or the Company that is the same or similar to any business activity, position or function that he or she performed on behalf of the Company, or be interested, directly or indirectly (as a shareholder (other than as a holder of less than one percent (1%) of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant) in any business organization that is engaged or becomes engaged in any business activity that the Company or Buyer is conducting at the Closing Date or has conducted at any time during the two (2)-year period immediately preceding the Stockholder’s attempted engagement in such activity or that the Company or Buyer has notified the Stockholder that it proposes to conduct or that the Stockholder has knowledge that the Company intends to conduct. The foregoing shall not restrict any Stockholder from serving on the board of directors or similar governing body of any entity that does not compete directly or indirectly with the Company or the Buyer.

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          (d) Confidentiality. Each Stockholder recognizes and acknowledges that he has in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company and Buyer such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Company’s and the Buyer’s respective businesses. Each of the Stockholders agrees that it will not disclose confidential information with respect to the Buyer at any time, nor with respect to the Company’s business after the Closing Date, to any Person for any purpose or reason whatsoever (except to authorized representatives of such Stockholder and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 5.16(d)), unless (i) such information becomes known to the public generally through no fault of any Stockholder, (ii) such information becomes available to such Stockholder on a non-confidential basis from a source other than the Stockholder, provided that such source is not known by such Stockholder to be subject to any other confidentiality obligation, or (iii) any Stockholder reasonably believes that such disclosure is required or advisable under applicable Law or in connection with the defense of a lawsuit against any Stockholder or for certification or state licensure purposes; provided that prior to disclosing any information pursuant to clause (iii) above, such Stockholder shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure.
          (e) Purchase Price Allocation. The parties agree that the portion of the Purchase Price allocated in respect of the covenants and agreements contained in this Section 5.16 shall be determined in accordance with the general Purchase Price Allocation provision of Section 8.7(b).
     5.17 Cooperation. Each party will cooperate as and to the extent reasonably requested by any other party hereto in connection with governmental inquiries, filings or litigation, including but not limited to audits and administrative proceedings. Such cooperation will include the provision of records and information which are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     5.18 Form 8-K. The Company and the Stockholders agree to assist, and to cause the Company’s officers to assist, Buyer, its auditors and counsel in the preparation of a Form 8-K or Forms 8-K for filing with the SEC disclosing the transactions contemplated by this Agreement. Additionally, the Company and the Stockholders will use commercially reasonable efforts to cause the Company’s independent accountant, to (a) deliver to Buyer any opinion of such firm required in accordance with Rule 2-02 of Regulation S-X promulgated by the SEC, and a written consent to the filing of its opinion with the SEC in connection with the filing of the Form 8-K contemplated by this Section 5.18; (b) provide such information and assistance as reasonably required by Buyer in connection with the preparation by Buyer and its independent accountants of pro forma financial statements required under applicable SEC regulations; (c) facilitate the review of any Company audit or review work papers, including the examination of selected interim financial statements and data; and (d) deliver such representations as may be reasonably requested by Buyer’s independent accountants. Buyer will be responsible for any reasonable third party expenses that may be incurred in support of the Stockholder assistance contemplated herein.

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     5.19 VRP Termination. No awards under the VRP shall be made by the Company on or after the date hereof except as provided in Section 2.7 and Schedule 2.3(b)(iii). The Company and Stockholders will cause to be adopted prior to the Closing resolutions of the Company’s Board of Directors to terminate the VRP effective on the Closing Date. Following the date of such termination, no award, bonus or other payment of any kind will be paid by the Company or anyone else pursuant to the VRP except as expressly provided in this Agreement or the Escrow Agreement.
     5.20 Tax Matters.
          (a) Without the prior written consent of Buyer, neither the Stockholders nor the Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date; provided, however, that nothing in this Section 5.20 or otherwise shall preclude the Company from filing any Tax Returns required to be filed by it.
          (b) At least fifteen (15) days prior to the Closing, the Stockholders shall provide Schedule 5.20(b) to the Buyer showing the amount of required withholding to which each Stockholder is subject as a result of being a nonresident of a state in which the Company does business and any other required withholding.
     5.21 Certain Contract Matters. If, prior to March 1, 2007, the U.S. Department of the Army either (i) fails to exercise the option on the order for the Army Reserve Network Support (ARNET) or exercises such option on the order for the ARNET but fails to fund it at a level substantially equal to or higher than the immediately preceding contract year or (ii) in lieu of exercising such option, fails to extend the current order of the Army Reserve Network Support (ARNET), whether through one or more contract extensions, for a period of at least six (6) months after March 1, 2007 (an “Option Failure”),then (i) the Buyer or the Company will promptly advise the Stockholders of such failure in writing accompanied by any written correspondence from the customer related to the Option Failure and (ii) not later than thirty (30) days after receipt of the notification of the occurrence of such Option Failure, the Stockholders shall pay, on a pro-rata basis, Five Million Dollars ($5,000,000) from funds to be disbursed from the Holdback Amount in accordance with the terms of the Escrow Agreement.
ARTICLE VI
Closing Conditions
     6.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but Buyer may waive compliance with any such conditions in writing:
          (a) All representations and warranties of Sellers contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects

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(if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for those representations and warranties which address matters only as of a particular date (which will be true and correct only as of such date), and Buyer will have received a certificate to such effect, in form and substance reasonably satisfactory to Buyer, executed on behalf of the Company by an executive officer of the Company and by the Stockholders.
          (b) Sellers will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 2.5, and Buyer will have received a certificate to such effect, in form and substance reasonably satisfactory to Buyer, executed on behalf of the Company by an executive officer of the Company and by the Stockholders.
          (c) All contractual and governmental consents, approvals, orders, licenses, bonds or authorizations (including, without limitation, those under the HSR Act) set forth on Schedule 6.1(c)(i) will have been obtained and all contractual or governmental notices set forth on Schedule 6.1(c)(ii) will have been given.
          (d) There will be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the other Seller Documents or the consummation of the transactions contemplated by this Agreement or as a result of which Buyer could be required to dispose of any assets or operations of Buyer or its Affiliates (including any Material Assets or material operations to be acquired) or to comply with any material restriction on the manner in which Buyer or its Affiliates conduct their operations (including the operations of the Company).
          (e) All Liens on the assets of the Company or the Shares, other than Liens on assets identified on Schedule 3.6(b) to remain after the Closing, and any guaranty of the Company (including, without limitation, any guaranty for obligations of MSI) will have been released or the Stockholders shall have agreed to indemnify the Buyer with respect to any payments that become due thereunder without regard to any limitations on indemnification set forth in Article VII and Sellers will have delivered to Buyer executed UCC-3 termination statements or other releases satisfactory to Buyer to evidence such releases.
          (f) Seller will have obtained releases in a form reasonably satisfactory to the Buyer with respect to the employees listed on Schedule 6.1(f) and the matters set forth opposite such employees’ names.
          (g) Sellers will have delivered to Buyer a legal opinion of Sellers’ counsel, substantially in the form of Exhibit B.
          (h) As evidenced by a binder or endorsement issued by the insurance company for each applicable policy, the Company will have purchased a three-year extended reporting period on the Company’s current policy that covers directors’ and officers’ insurance and indemnification, employment practices liability and fiduciary liability insurance.

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          (i) The Company 401(k) Plan shall have been terminated as described in Section 5.15.
          (j) The employment related agreements described on Schedule 6.1(j) shall have been either terminated or amended as set forth on Schedule 6.1(j).
          (k) The VRP shall have been terminated as described in Section 5.19.
          (l) The Stockholders shall have executed and delivered to Buyer a copy of IRS Form 8023.
          (m) The Stockholders shall have terminated the stockholder’s agreement listed on Schedule 3.4 and the Company shall have terminated the stock option plan listed on Schedule 3.4.
          (n) The Company shall have terminated the Amended and Restated Revolving Line of Credit Loan Agreement and Security Agreement dated September 29, 2005, as amended, with Wachovia Bank, National Association, and all agreements relating thereto.
          (o) The Company shall have reported the matter set forth on Schedule 6.1(o) as a claim under its employment practices liability insurance.
     6.2 Conditions to Obligations of Sellers. The obligations of Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but Sellers may waive compliance with any such conditions in writing:
          (a) All representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for those representations and warranties that address matters only as a particular date (which will be true and correct only as of such date) and Sellers will have received a certificate to such effect, in form and substance reasonably satisfactory to Sellers’ executed on behalf of Buyer by an executive officer of Buyer.
          (b) Buyer will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by it pursuant to Section 2.5, and Sellers will have received a certificate to such effect in form and substance reasonably satisfactory to Sellers executed on behalf of Buyer by an executive officer of Buyer.

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ARTICLE VII
Indemnification
     7.1 Indemnification of Buyer. Subject to the other provisions of this Article VII, the Stockholders, on a pro-rata basis, will indemnify and hold Buyer, its Affiliates (including the Company from and after the Closing) and their respective directors, officers, employees, and agents (collectively, the “Buyer Parties”) harmless from any and all Liabilities, obligations, claims, losses, contingencies, damages, costs, and expenses, including all court costs and reasonable attorneys’ fees but after deduction for any Net Tax Benefit to any of the Buyer Parties relating to such indemnification (collectively, “Losses”), that any Buyer Party suffers or incurs as a result of or relating to:
          (a) the breach or inaccuracy of any representation or warranty made by any Seller in this Agreement or any other Seller Document;
          (b) the breach or non-fulfillment of any covenant or agreement made by any Seller in this Agreement or any other Seller Document;
          (c) Tax liabilities (other than any Tax liability reflected in the Closing Balance Sheet): (i) of the Company for Tax allocable to any taxable period (or any portion thereof) ending on or before the Closing Date and the portion of the Straddle Period attributable to the Stockholders under the principles of Section 8.1(c); (ii) for Taxes of any Person other than the Company imposed, or required to be collected and remitted to a taxing authority by the Company, on the Company for any taxable period (or any portion thereof) ending on or before the Closing Date or that portion of the Straddle Period that ends on or before the Closing Date as a transferee or successor, by contract or pursuant to any Law, which relates to an event or transaction occurring before the Closing; (iii) pursuant to Section 8.9, for one-half of the transfer Taxes incurred in connection with the purchase of Shares contemplated by this Agreement; (iv) imposed on the Company as a result of the Company’s failure to qualify as a subchapter S corporation or a qualified Subchapter S subsidiary, as the case may be, for any taxable period; (v) any Tax imposed on the Company or the Stockholders as a result of the Section 338(h)(10) Election (except for one-half of any transfer taxes as provided in Section 8.9).
          (d) any Liability, lawsuit, claim or proceeding arising from the items listed on Schedule 7.1(d).
The Stockholders’ obligation to indemnify Buyer for any Tax Liabilities shall be offset by any amount that is collected from customers of the Company. In the case of any indemnity obligation that relates to Sales Taxes, the Stockholders shall have the right to mitigate such indemnity obligation by contacting, jointly with Buyer, any such customer who is a Governmental Body to discuss a Claim for Sales Taxes and request payment from such customer, but shall not contact such customer individually with respect to any such Claim.
Notwithstanding anything to the contrary in this Agreement, the Stockholders shall not be responsible for and shall not have any obligation to indemnify any Buyer Parties (whether pursuant to any provision of this Section 7.1 or otherwise) for any obligation for or relating to Taxes to the extent that such obligation is reflected in the liabilities in the Closing Balance Sheet

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or any Taxes that are otherwise subject to an indemnity obligation by Buyer pursuant to Section 7.2(c).
     7.2 Indemnification of Stockholders. Subject to the other provisions of this Article VII, Buyer will indemnify and hold each Stockholder, his Affiliates and his agents (collectively, the “Stockholder Parties”) harmless from any and all Losses that any Stockholder Party suffers or incurs as a result of or relating to:
          (a) the breach of any representation or warranty made by a Buyer in this Agreement or any other Buyer Document or any allegation by a third party that, if true, would constitute such a breach;
          (b) the breach or non-fulfillment of any covenant or agreement made by Buyer in this Agreement or any other Buyer Document;
          (c) Tax liabilities (i) pursuant to Section 8.9, for one-half of the transfer Taxes incurred in connection with the purchase of Shares contemplated by this Agreement; (ii) with respect to which a reserve has been established on the Closing Balance Sheet, (iii) to the extent that the amount of the Tax Deposit exceeds the amount of Section 7519 Taxes determined to be due and payable with respect to the Short Period Returns (iv) to the extent the Company receives a payment from the IRS of the Section 7519 Payments previously paid to the IRS; or
          (d) Liabilities of the Company that arise after the Closing, except to the extent that such Liabilities are attributable to (i) any event or circumstance for which any Buyer Party is entitled to indemnification pursuant to Section 7.1 or (ii) any actions, omissions or other facts or circumstances taken or existing on or prior to the Closing.
     7.3 Limitations on Indemnification.
          (a) Notwithstanding any contrary provisions of Section 7.1, except as set forth in the following sentence, (i) the Stockholders will not be liable for any Losses with respect to Section 7.1(a) unless the aggregate amount of Losses the Stockholders are liable for thereunder exceeds [*] percent ([*]%) of the Purchase Price (the “Indemnification Threshold”), and in such event, the Stockholders will only be liable for the amount of such Losses in excess of the Indemnification Threshold, and (ii) the total aggregate Liability of the Stockholders for Losses with respect to Section 7.1(a) will not exceed [*] percent ([*]%) of the Purchase Price (the “Indemnification Cap”). Notwithstanding the foregoing, the Indemnification Threshold will not apply to any Losses arising out of Section [*]. The Indemnification Cap shall not apply to any Losses arising out of [*].
          (b) Notwithstanding any contrary provisions of Section 7.2, (i) Buyer will not be liable for any Losses with respect to Section 7.2(a) unless the aggregate amount of Losses Buyer is liable for thereunder exceeds the Indemnification Threshold and (ii) the total aggregate liability of Buyer for Losses with respect to Section 7.2(a) will not exceed the Indemnification Cap.
          (c) Other than as expressly provided in any other Article of this Agreement, including, without limitation, Articles II and VIII and Sections 5.9 and 5.12, indemnification

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under this Article VII will constitute the sole remedy under this Agreement, except that the foregoing will in no way limit the rights of an Indemnified Party for equitable relief (including, without limitation, in accordance with the provisions of Section 9.10) or for any fraud or intentional misconduct by a party in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby.
     7.4 Survival. Notwithstanding any investigation or contrary knowledge by Buyer, the representations and warranties of Sellers and Buyer made in or pursuant to this Agreement and the other documents delivered at the Closing, and the respective parties’ indemnification obligations with respect thereto, will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement until the [*] year anniversary of the Closing Date, except for the representations and warranties set forth in (a) [*] and the indemnification obligations with respect thereto, which will survive until 60 days after the expiration of the applicable period of limitations, and (b) [*] and the indemnification obligations with respect thereto, which will survive indefinitely. Notwithstanding the foregoing, any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 7.1 or Section 7.2 will survive until such claim is finally resolved if the Indemnified Party notifies the Indemnifying Party of such claim in reasonable detail prior to the date on which such representation or warranty and the respective indemnification obligation would otherwise expire under this Agreement.
     7.5 Notice. Any party entitled to receive indemnification under this Article VII (the “Indemnified Party”) agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any identifiable Loss or the assertion of any claim (including, without limitation, any Asserted Tax Claim) or the commencement of any action or proceeding or Tax or other government audit or investigation in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Parties under this Article VII except to the extent that the Indemnifying Parties are prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.
     7.6 Defense of Claims. The Indemnifying Parties may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related to such Claim, if (a) the Indemnifying Parties acknowledge their obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provide reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation; (b) the Claim does not seek to impose any Liability or obligation on the Indemnified Party other than for money damages; and (c) the Claim does not or could not reasonably be expect to adversely affect the Indemnified Party’s relationship with its customers or employees (other than any Claim for Sales Taxes that relate to the Indemnified Party’s relationship with a Governmental Body as its customer, in which case any election to control the defense of such Claim shall constitute an election for joint control with the Indemnified Party).

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If such conditions are satisfied and the Indemnifying Parties elect to assume and control the defense of a Claim, then (i) the Indemnifying Parties will not be liable for any settlement of such Claim effected without their consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Parties may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense of such Claim, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Parties have failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) there is a conflict of interest (as reasonably determined in writing by counsel to the Indemnified Party) between the interests of the Indemnified Party and the Indemnifying Parties that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Parties, provided that in no event will the Indemnifying Parties be required to pay the fees and expenses of more than one counsel for the Indemnified Party with respect to any Claim. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim; provided, however, that if the Indemnifying Party is not permitted to assume and control the defense of the Claim as a result of subsection (c) to this Section 7.6, then the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.
     7.7 Holdback Amount; Right of Setoff. All finally determined due and owing Claims Buyer has under this Article VII will first be deducted from the Holdback Amount and distributed to Buyer in accordance with the terms of the Escrow Agreement. To the extent the amount owed to Buyer for a Claim is more than the remaining Holdback Amount, the Stockholders, on a pro rata basis, will pay the balance of such Claim to Buyer in immediately available funds within ten (10) days after final determination of the amount due. In addition, and for the avoidance of doubt, to the extent the Stockholders have any payment obligations to Buyer arising under this Agreement that the Stockholders fail to pay in accordance with the terms and conditions of this Agreement, then, upon Buyer’s request, such unpaid amounts will be withdrawn from the Holdback Amount and distributed to Buyer in accordance with the terms of the Escrow Agreement but at no time shall any amounts be released from the Escrow unless agreed by both parties. The Escrow Agent will promptly provide written notice of any such distribution to the Stockholder Representative and, with respect to all payment obligations arising under Articles II (except for Tax Deposits) and Sections 5.9, 5.12, 8.1(a), 8.1(b) and 8.7(c), the Stockholders will pay the amount of any such distribution to the Escrow Agent for addition to the Holdback Amount in immediately available funds within ten (10) days after receipt of such notice: provided, however, that such payment to the Escrow shall not be required until the aggregate amount required to be paid to the Escrow exceeds $*, and then only to the extent that such required payments exceed $*. For the avoidance of doubt, no Claims will be made against the Tax Deposit, which will be paid either to the IRS or to the Stockholders in accordance with the written instruction of the Stockholder Representative.
     7.8 Insurance Recoveries. If any Loss related to a claim by an Indemnified Party is covered by one or more third party insurance policies held by the Indemnified Party and the Indemnified Party actually receives a full or partial recovery under such insurance policies, the Indemnified Party shall refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss to the extent the Indemnified Party receives any insurance payment under such third party insurance with

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respect to such Loss (net of (i) any costs of collecting such insurance payment, including the amount of any co-payment or deductible; (ii) an amount equal to the amount of Loss for which indemnification was not received by reason of the application of Section 7.3(a); and (iii) that portion of any premium increase in the next policy period of the applicable insurance policy or replacement insurance policy that results directly from the assertion of such claim, as determined by correspondence from the insurance carrier or insurance broker to the Indemnified Party, a copy which shall have been provided to the Indemnifying Party); provided, however, that the existence of an insurance claim does not require an Indemnified Party to pursue an insurance claim prior to making an indemnification claim under this Article VII.
     7.9 Mitigation. An Indemnified Party shall use commercially reasonable efforts to mitigate, to the extent reasonably practicable (including, without limitation, pursuing available claims for insurance), any indemnifiable Losses upon and after the conscious awareness of such Indemnified Party or the executive officers of such Indemnified Party of any event that could reasonably be expected to give rise to any Losses under this Agreement; provided, however, that the existence of mitigation does not require an Indemnified Party to pursue such mitigation prior to making an indemnification claim under this Article VII
     7.10 Certain Damages. An Indemnifying Party shall in no event be liable to any Indemnified Party for any exemplary or punitive damages, provided that any damages required to be paid by a Buyer Indemnified Party to any third party that is not an Affiliate of a Buyer Indemnified Party pursuant to a final judgment or order of a court of competent jurisdiction arising out of a Claim may be considered direct damages to the Buyer Indemnified Party, and may constitute Losses for purposes of this Agreement. Additionally, the Stockholders shall in no event be liable to any Buyer Party for any consequential damages from a breach of any representation or warranty occurring during the period between the date of this Agreement and the Closing Date if such breach is disclosed to Buyer in writing prior to the Closing.
ARTICLE VIII
Tax Matters
     8.1 Tax Returns.
          (a) Tax Periods Ending On or Before the Closing Date. The Company or, following the Closing, the Stockholders, on behalf of the Company, shall timely file (including without limitation extensions of time to file) all federal, state, local and other Tax Returns for taxable periods ending on or prior to the Closing Date and have paid or will pay all Taxes attributable to such periods (the “Short Period Returns”). Such returns will be prepared and filed in accordance with applicable Laws and in a manner consistent with past practices of the Company. Prior to filing any Short Period income Tax Return after the Closing Date, Argy, Wiltse & Robinson, P.C. (“AWR”) shall provide a letter to Buyer indicating that AWR has examined the Tax Return, including accompanying schedules and statements, and the Return is based on all information of which AWR has any knowledge, and to the best of AWR’s knowledge and belief, the Return is true, correct, and complete in all material respects. Prior to filing any Short Period non-income Tax Return after the Closing Date, the Stockholders shall provide such Tax Returns to the Buyer at least fifteen (15) days prior to their due date (taking into account extensions) for the Buyer’s review and comment. The Buyer shall have seven (7)

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Business Days to comment on each non-income Tax Return described in this Section 8.1(a). The Stockholders shall make such revisions to any such non-income Tax Returns filed after the Closing Date as are reasonably requested by Buyer to ensure that such returns have been prepared in a manner consistent with the past reporting practices of the Company and in accordance with applicable Law. For this purpose, Buyer’s comments shall be deemed reasonable if (x) the Stockholders agree to them, (y) in the written opinion of an Independent Accounting Firm, the reporting position initially proposed by Stockholders is not “more likely than not” to prevail, as defined in Treas. Reg. Section 1.6662-4(d)(2) and the alternative reporting position proposed by Buyer is “more likely than not” to prevail, or (z) in the written opinion of an Independent Accounting Firm, the reporting positions proposed by the Stockholders and Buyer are both “more likely than not” to prevail, and the position proposed by Buyer is consistent with past practice (it being understood that such standard shall be applied for purposes of this Section 8.1 whether or not the underlying Tax Return is a Tax Return with respect to income Taxes). Buyer shall reimburse the Stockholders for any Taxes of the Company or the Stockholders for which Buyer has an indemnification obligation pursuant to Section 7.2(c) of this Agreement within fifteen (15) Business Days after payment of such Taxes by the Company or the Stockholders.
          (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall file or cause to be filed any Tax Returns of the Company for tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period” and such Tax Returns, a “Straddle Period Return”) and pay all Taxes owed by the Company for such periods. Prior to filing any Straddle Period Return, Buyer shall provide the Stockholder Representative with copies of such Tax Returns at least fifteen (15) days prior to their due date (taking into account extensions) for the Stockholder Representative’s review and comment. The Stockholder Representative shall have seven (7) Business Days to comment on each Tax Return described in this Section 8.1(b). Buyer shall make such revisions to any such Tax Returns filed for the Straddle Period as are reasonably requested by the Stockholder Representative to ensure that such returns have been prepared in a manner consistent with the past reporting practices of the Company and in accordance with applicable Law. For this purpose, the Stockholder Representative’s comments shall be deemed reasonable if (x) Buyer agrees to them, (y) in the written opinion of an Independent Accounting Firm, the reporting position initially proposed by Buyer is not “more likely than not” to prevail, as defined in Treas. Reg. Section 1.6662-4(d)(2) and the alternative reporting position proposed by the Stockholders Representative is “more likely than not” to prevail, or (z) in the written opinion of an Independent Accounting Firm, the reporting positions proposed by the Stockholder Representative and Buyer are both “more likely than not” to prevail, and the position proposed by the Stockholder Representative is consistent with past practice. The Stockholders shall reimburse Buyer for any Taxes of the Company or the Buyer for which the Stockholders have an indemnification obligation pursuant to Section 7.1(c) of this Agreement within fifteen (15) Business Days after payment of such Taxes by the Company or Buyer.
          (c) Tax Allocation. For purposes of this Agreement and subject to Section 7.2(c), in the case of any Taxes that are payable by the Company for any Straddle Period, the portion of such Tax payable by the Company which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or

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related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be equal to the amount which would be payable by the Company if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company (taking into account the Tax status of the Company for such period, including its S corporation status for federal income tax purposes and any similar status for other Tax purposes).
          (d) Amended Tax Returns. Notwithstanding anything to the contrary contained in this Agreement, no Tax Return or amended Tax Return shall be filed (and waiver or extension of the statute of limitations for filing such returns or assessing Taxes and no election shall otherwise be made) with respect to any taxable periods (or portions thereof) ending on or prior to the Closing Date (“Pre-Closing Periods”) without the consent of the Stockholders.
     8.2 Certain Contest Rights.
          (a) Promptly after receipt by Buyer, the Company or the Stockholders of a written notice of any demand, claim or circumstance that, either at such time or after the lapse of time, might give rise to an adjustment or audit of any Tax Return of the Company for periods ending on or prior to the Closing Date (“Stockholder Returns”), or Straddle Period Returns, the party receiving such notice shall in turn provide notice (the “Tax Claim Notice”) to the other parties hereunder. The Tax Claim Notice shall contain factual information (to the extent known to the party receiving the inquiry or notice from the taxing authority) describing such demand, claim or circumstance, including any asserted tax liability (an “Asserted Tax Claim”) in reasonable detail and shall include copies of any notice or other document received in respect of any such Asserted Tax Claim.
          (b) Subject to the Buyer’s right to participate in any tax proceeding as described below, the Stockholders, at their own cost and expense, shall have the power and authority to control the conduct of the Company in respect of any audit or investigation relating to the Company for a Pre-Closing Tax Period, including without limitation any Asserted Tax Claim, to the extent it relates to any Pre-Closing Period Taxes with respect to which the Stockholders have an indemnification obligation pursuant to this Agreement. Buyer shall have the right to participate in any such Asserted Tax Claim proceedings, such as a tax audit, examination, appeal or litigation (collectively, a “Asserted Tax Claim Proceeding”) at its expense, if the resolution of the matter at issue in such tax proceeding could materially adversely affect the Company with respect to any period after the Closing. In no event shall the Stockholders settle any such tax proceeding without Buyer’s consent (which consent shall not unreasonably be withheld) if such settlement could materially adversely affect the Company with respect to any period after the Closing or could reasonably be expected to result in any material Liability on the part of the Company or such successor in interest for which the Stockholders are not obligated to indemnify the Buyer pursuant to Section 7.1 of this Agreement. In the event the Stockholders determine not to challenge an Asserted Tax Claim, to the extent such Claim could have a material adverse effect on the Company with respect to any period after the Closing, the Buyer shall have the right to assume the powers and authority listed in this Section 8.2(b).

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Notwithstanding anything contrary in this Agreement, then in no event shall Buyer or, after the Closing Date, the Company, settle any audit or investigation relating to Pre-Closing Period Taxes in a manner which could reasonably be expected to cause any Stockholder to incur a liability (by virtue of its indemnification obligations under this Agreement or otherwise) unless the Stockholders provide prior written consent (which consent shall not unreasonably be withheld). In the event that the terms of Section 8.2(a) or this Section 8.2(b) are inconsistent with the terms of Section 7.6 hereof, the terms of Section 8.2(a) and this Section 8.2(b) shall control.
          (c) Except as provided below, Buyer and the Stockholders, each at their own cost and expense, shall have the right to jointly control the conduct of the Company in respect of any audit or investigation relating to a Straddle Period Tax Return. Buyer and the Stockholders shall jointly participate in any Asserted Tax Claim Proceedings relating to a Straddle Period Tax Return. In the event the Buyer and the Stockholders cannot agree on the resolution of an issue relating to a Straddle Period Tax Return, then the party (Buyer or the Stockholders, as the case may be) that has the greater Tax obligation with respect to such Straddle Period Return shall have the right to control the resolution of such issue (including a settlement of such issue), but only with the consent of the other party, such consent not to be unreasonably withheld.
     8.3 Cooperation on Tax Matters. After the Closing Date, Buyer, on the one hand, and the Stockholders, on the other hand, will cooperate with one another and each shall make available to the other, as reasonably requested in writing, all information, records or documents relating to the payment of any Taxes in accordance with this Agreement, and the conduct of any Tax audit or other litigation involving Taxes for all periods prior to or including the Closing Date and all Straddle Periods and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. For the avoidance of doubt, except to the extent contemplated in this Agreement, the Stockholders shall not cause the Company to make any additional federal tax elections under the Code with respect to the Company for any tax period ending after the Closing Date. The cooperation contemplated hereunder shall include providing, upon request, as promptly as practicable, such information relating to the Company (including access to books and records) as is reasonably necessary for the filing of any Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Buyer shall retain all books and records with respect to Taxes pertaining to the Company until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Buyer shall cause the Company to give the Stockholders reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if any Stockholder so requests, the Company shall allow the Stockholder to take possession of such books and records. Buyer shall cooperate with the Stockholders in the conduct of any audit or other proceeding related to Taxes involving the Company for any Pre-Closing Period.
     8.4 Employment Taxes. Any payment made pursuant to the VRP in accordance with Section 2.3(b)(iii) will be treated as made by the Company to the participants as compensation for past services and will be subject to applicable employment Taxes including, without limitation, withholding, FUTA and FICA Taxes. The full amount of any such required

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employment Taxes shall be paid by the Stockholders to the Company at or immediately prior to the Closing Date.
     8.5 Refunds.
          (a) In the event that the Stockholders receive a refund or credit of Tax of the Company for which Buyer or the Company made a payment pursuant to Section 7.2(c) of this Agreement, then, within twenty (20) days of receipt, the Stockholders shall pay to Buyer or the Company, as the case may be, the amount of such refund or credit (including any accrued interest paid in respect of such refunded Tax) to the extent the refund or credit represents payments made by or for Buyer with respect to its obligations under Section 7.2(c). Buyer agrees that as a condition to receiving any such refund or credit, in the event that any refund or credit of Taxes for which a payment has been made to Buyer pursuant to this Section 8.5 is subsequently reduced or disallowed, to indemnify and hold harmless the Stockholders for any Tax liability assessed against such Stockholder by reason of the reduction or disallowance.
          (b) In the event that Buyer or the Company receives a refund or credit of Tax or receives any reimbursements from customers of Sales Taxes of the Company and such items relate to any Pre-Closing Period or to any Taxes for which the Sellers are responsible pursuant to Section 7.1(c) or any other provision of this Agreement, then, within twenty (20) days of receipt, Buyer shall pay to the Stockholders, the amount of such refund, credit or reimbursement (including any accrued interest paid in respect of such amounts). Upon repayment to the Company of the amount of Section 7519 Taxes earlier paid by the Company to the IRS, the Company shall promptly pay such amount to the Stockholder Representative. For purposes of this Agreement, the term “refund” shall mean the receipt of cash, an actual reduction in tax paid and the use of an overpayment as a credit or other Tax offset by Buyer or the Company.
     8.6 FIRPTA Certificate. At the Closing, (a) the Company shall deliver to Buyer a statement (in such form as may be reasonably requested by counsel to Buyer) conforming to the requirements of Treas. Reg. §§ 1.897-2(c)(3) and 1.897-2(h) of the United States Treasury Regulations and (b) the Company shall deliver to Buyer a letter authorizing Buyer to deliver on behalf of the Company the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.
     8.7 Section 338(h)(10) Election.
          (a) The Stockholders shall join with Buyer in making the elections under Section 338(h)(10) of the Code or any analogous provision of state or local Law (each such election, a “Section 338(h)(10) Election”), with respect to Buyer’s purchase of all of the capital stock of the Company. The Stockholders agree to take, or cause to be taken, any and all action necessary and to do, or cause to be done, or to execute, or cause to be executed, such documents as may be necessary or desirable to effect any Section 338(h)(10) Election, with respect to Buyer’s acquisition of all the capital stock of the Company. At the Closing, the parties shall execute IRS Form 8023 (or any successor form(s) thereto), with all attachments.
          (b) Buyer and Sellers agree that the Purchase Price will be allocated to the assets of the Company in accordance with Sections 338 and 1060 of the Code and the regulations

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thereunder. Within fifteen (15) days after the final determination of the Closing Balance Sheet, the parties shall retain the Independent Accounting Firm to prepare a final schedule (the “Final Allocation Schedule”) allocating the Purchase Price among the assets of the Company. The Final Allocation Schedule shall be an allocation of the Purchase Price among the assets of the Company in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder. Buyer and the Stockholders will cooperate and Buyer shall cause the Company to cooperate, to provide the Independent Accounting Firm with such information within Buyer’s, the Stockholders’ or the Company’s possession that may be reasonably requested in writing by such Independent Accounting Firm for purposes of its evaluation hereunder. The Independent Accounting Firm will keep confidential all information disclosed by Buyer, the Stockholders and the Company in the course of conducting its evaluation, and, to that end, will execute such customary documentation as the parties may reasonably request with respect to such confidentiality obligation. Buyer and the Stockholders shall have full access to the Independent Accounting Firm and shall be entitled to submit information to the Independent Accounting Firm. The Independent Accounting Firm will be directed to comply with the provisions of this Section 8.7(b), and to that end each of Buyer and Sellers will provide the Independent Accounting Firm with a complete and correct copy of this Section 8.7(b) (and the definitions of capitalized terms used in this Section 8.7(b) that are defined elsewhere in this Agreement). Buyer and Sellers shall be bound by the determination by the Independent Accounting Firm, absent manifest error. Buyer and Sellers acknowledge and agree that, upon termination of the Escrow Agreement, the Final Allocation Schedule shall be revised consistent with the applicable provisions of the Code and Treasury Regulations. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund), IRS Form 8883 and any information reports in a manner consistent therewith. The cost of engaging the Independent Accounting Firm for purposes of preparing the Final Allocation Schedule shall be borne by Buyer to the extent such costs are incurred in periods after the execution of this Agreement. The parties acknowledge that the Stockholders may retain the Independent Accounting Firm, at their own cost and expense, to prepare a preliminary schedule allocating the Purchase Price among the assets of the Company in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder.
          (c) Each Stockholder shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his tax returns to the extent required by applicable Law. Each Stockholder shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including any Tax imposed under Section 1374 of the Code or the failure of any jurisdiction to conform to federal income Tax treatment for the Section 338(h)(10) Election.
     8.8 S Corporation Status. Neither the Company nor the Stockholders shall revoke the Company’s election to be taxed as an S corporation for purposes of federal or any applicable state or local Law within the meaning of Sections 1361 and 1362 of the Code and any applicable state or local provision. Furthermore, except as contemplated by this Agreement, neither the Company nor the Stockholders shall take any or allow any action that would result in the termination of a Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and any applicable state or local provision. Buyer acknowledges that the Company shall lose its status as an S Corporation upon the Closing.

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     8.9 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and other governmental charges (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement and any state or local transfer Taxes, if any, arising in connection with the Section 338(h)(10) Election) payable in connection with the transfer of the Stock as contemplated by this Agreement shall be borne equally by the Stockholders and Buyer.
ARTICLE IX
Miscellaneous
     9.1 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer and Sellers; (b) except as provided below, by either Buyer, on the one hand, or Sellers, on the other hand, if a condition to performance by either party under this Agreement has not been satisfied or waived prior to the date that is ninety (90) days after the date hereof; (c) by either Buyer, on the one hand, or Sellers, on the other hand, if a condition to performance by either party under this Agreement has not been satisfied or waived prior to the date that is one hundred eighty (180) days after the date hereof, or (d) except as provided below, by Buyer, on the one hand, or Sellers, on the other hand, at any time, if there is pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated by this Agreement or as a result of which Buyer could be required to dispose of any assets or operations of Buyer (including the operations of the Company) or their Affiliates or to comply with any restriction on the manner in which Buyer or their Affiliates conduct their operations (including any operations of the Company); provided, that, except for a termination pursuant to Section 9.1 (a) or (c), (i) Buyer may not terminate this Agreement if the Closing has not occurred because of Buyer’s failure to perform or observe any of its covenants or agreements set forth in this Agreement or if Buyer is, at such time, in breach of this Agreement, and such breach constitutes a failure of the conditions set forth in Section 6.1(a) or Section 6.1(b), as the case may be; and (ii) Sellers may not terminate this Agreement if the Closing has not occurred because of Sellers’ failure to perform or observe any of their respective covenants or agreements set forth in this Agreement or if either of Sellers is, at such time, in breach of this Agreement, and such breach constitutes a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be. In the event of termination of this Agreement by any party hereto as provided in this Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (x) under the Confidentiality Agreement, (y) with respect to this Section 9.1, Section 5.8, Section 5.9 or Section 5.11, and (z) to the extent that such termination results from the willful breach by a party hereto of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.
     9.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 9.2):

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if to Buyer:	with copies to:

Perot Systems Government Services, Inc.	Venable LLP
8270 Willow Oaks Corporate Drive	575 7th Street, NW
Fairfax, VA 22031	Washington, DC 20004
Attn: President	Attn: Wallace E. Christner, Esq.
Fax: (703) 289 8017	Facsimile: (202) 344-8300

and:

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075-8427
Attn: General Counsel
Fax: (972) 577 6085

if to Sellers:	with copies to:

Frank F. Islam	Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Boulevard
McLean, VA 22102
Attn: Craig E. Chason, Esq.
Facsimile: (703) 770-7901
Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile or, if mailed, when actually received.
     9.3 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.
     9.4 Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, the Stockholders will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to convey and transfer the Shares to Buyer and to put Buyer in operational control of the business of the Company.
     9.5 Brokers. Each party to this Agreement represents to the other parties that it has not incurred and will not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement agrees that it will indemnify and hold harmless the other parties, without

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regard to the limitations set forth in Article VII, against any claim for brokerage and finders’ fees or agents’ commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement, including, the Stockholders holding Buyer and the Company harmless for the fees owing to the Sellers’ Broker.
     9.6 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, all of which together will constitute one and the same instrument.
     9.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. References in this Agreement to Articles, Sections, Exhibits, and Schedules are to the Articles, Sections, Exhibits, and Schedules of this Agreement unless the context requires otherwise.
     9.8 Successors and Assigns; Assignment. This Agreement will bind and inure to the benefit of the parties named in this Agreement and their respective successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated by Buyer or any Seller without the prior written consent of the other parties and any purported assignment or delegation will be null and void; except that Buyer may assign its rights under this Agreement to a direct or indirect subsidiary as long as it remains liable for its obligations hereunder. This Agreement is not intended to confer any rights or benefits on any Person other than the parties to this Agreement and, to the extent provided in Article VII, the Buyer Parties and the Stockholder Parties.
     9.9 Entire Agreement. This Agreement, the Buyer Documents, the Seller Documents, and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated by this Agreement, together with that certain Confidentiality and Non-Disclosure Agreement between Buyer and the Company dated May 4, 2006 (the “Confidentiality Agreement”), contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. All statements of Sellers contained in any schedule, certificate, or other writing required under this Agreement to be delivered in connection with the transactions contemplated by this Agreement will constitute representations and warranties of Sellers under this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.
     9.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including its failure to take all required actions on its part necessary to consummate the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of

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such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations under this Agreement.
     9.11 Governing Law; Jurisdiction; Legal Process. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. Each of the parties hereby irrevocably submits to arbitration in the City of Wilmington, Delaware and to the jurisdiction of the federal and state courts located in the City of Wilmington, Delaware in any arbitration, action, suit or proceeding (as determined pursuant to Section 9.14) arising out of this Agreement or any Seller Document or Buyer Document, agrees to accept service of legal process pursuant to Section 9.2 in any such arbitration, action, suit or proceeding, and hereby waives, and agree not to assert, as a defense in any such arbitration, action, suit or proceeding that it is not subject thereto or that such arbitration, action, suit or proceeding may not be brought or is not maintainable in said location or courts or that the venue thereof may not be appropriate or that this Agreement or any such Seller Document or Buyer Document may not be enforced in or by arbitration in such location or by said courts.
     9.12 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.
     9.13 Usage. Where appropriate, the singular shall include the plural and the masculine shall include the feminine and the neuter, and vice versa. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
     9.14 Arbitration. Any controversy, dispute, or claim arising under this Agreement (other than pursuant to Section 9.10 or as otherwise provided in Section 2.4 or Section 8.1) will be finally settled by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Notwithstanding any provision of the American Arbitration Association Commercial Arbitration Rules, any such arbitration will be conducted before and decided by one arbitrator. The parties to the arbitration will request that the American Arbitration Association provide the parties with a list of five potential arbitrators. Each party will then strike from the list names one after another until one name is left. After the rights to strike are exercised, the individual remaining on the list will be the arbitrator. Any such arbitration will take place in the City of Wilmington, Delaware. The arbitrators in any such arbitration will apply the laws of the State of Delaware and the United States of America. In any arbitration under this Agreement, this Agreement will be deemed to have been made in, and will be governed by and construed under the laws of, the State of Delaware and the United States of America. Any decision rendered by the arbitrator will be final and binding and judgment thereon may be entered in any court having jurisdiction or application may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable and the exclusive means of settling all disputes under this Agreement, whether for money damages or equitable relief. If arbitration is invoked in accordance with the provisions of this Agreement, the Prevailing Party

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in the arbitration will be entitled to recover from the other all costs, fees, and expenses pertaining or attributable to such arbitration, including reasonable attorneys’ fees.
     9.15 Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions of this Agreement, unless such a construction would be unreasonable.
     9.16 Stockholder Representative .
          (a) By the execution and delivery of this Agreement, each Stockholder hereby irrevocably constitutes and appoints Frank F. Islam as the true and lawful agent and attorney-in-fact of such Stockholder with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Stockholder under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Stockholders, if any, as the Stockholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:
               (i) to agree upon or compromise any matter related to the calculation of any adjustments, under this Agreement;
               (ii) to direct the distribution of the Purchase Price;
               (iii) to act for the Stockholders with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Stockholders any indemnification claim made by or against the Stockholders, if any;
               (iv) to act for the Stockholders with respect to all post-Closing matters including to consent to the payment of funds in the Escrow to Buyer and/or to petition the Escrow Agent for the release of any or all funds due the Stockholders under the Escrow Agreement;
               (v) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Stockholders in the reasonable judgment of the Stockholder Representative, shall be taken in the same manner with respect to all the Stockholders unless otherwise agreed by each of the Stockholders who is subject to any disparate treatment of a potentially adverse nature;
               (vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Stockholder Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Stockholder Representative and to rely on their advice and counsel;

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               (vii) to retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as the Stockholder Representative;
               (viii) to sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or any of the Seller Documents or Buyer Documents; and
               (ix) to do or refrain from doing any further act or deed on behalf of the Stockholders which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Stockholders could do if personally present and acting.
          (b) The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Stockholder Representative as the acts of the Stockholders hereunder appointing the Stockholder Representative in all matters referred to in this Agreement. Each of the Stockholders appointing the Stockholder Representative hereby ratifies and confirms all that the Stockholder Representative shall do or cause to be done by virtue of such Stockholder Representative’s appointment as Stockholder Representative of the Stockholders. The Stockholder Representative shall act for the Stockholders appointing the Stockholder Representative on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Stockholders but the Stockholder Representative shall not be responsible to the Company nor any of the Stockholders for any loss or damage that the Company or any of the Stockholders may suffer by reason of the performance by the Stockholder Representative of such Stockholder Representative’s duties under this Agreement and any other agreement appointing such Stockholder Representative, other than loss or damage arising from willful misconduct or fraud in the performance of such Stockholder Representative’s duties under this Agreement.
          (c) Each of the Stockholders appointing the Stockholder Representative hereunder hereby expressly acknowledges and agrees that any Person shall be entitled to rely on any and all action taken by the Stockholder Representative under this Agreement without liability to, or obligation to inquire of, any of the Stockholders. If the Stockholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Stockholder Representative shall be Richard F. Bishop. The Stockholders appointing the Stockholder Representative do hereby jointly and severally agree to indemnify and hold the Stockholder Representative harmless from and against any and all Loss (including without limitation attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Stockholder Representative’s duties under this Agreement, except for any such Loss arising out of the gross negligence or willful misconduct of the Stockholder Representative.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

PEROT SYSTEMS GOVERNMENT SERVICES, INC.

By:	/s/ James Ballard
Name:	James Ballard
Title:	President of PSGS

SELLERS:

QSS GROUP, INC.

By:	/s/ Frank F. Islam
Name:	Frank F. Islam
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

/s/ Frank F. Islam
Frank F. Islam

/s/ Frank F. Islam
Frank F. Islam

/s/ Richard F. Bishop
Richard F. Bishop

THE RICHARD F. BISHOP LIVING TRUST

By:	/s/ Richard F. Bishop
Name:	Richard F. Bishop
Title:	Trustee

[*]	Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.